APPENDIX B

ARRANGEMENT AGREEMENT

TAPE HOLDINGS INC.

and

4398009 CANADA INC.

and

INTERTAPE POLYMER GROUP INC.

ARRANGEMENT AGREEMENT

May 1, 2007

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

B-4

Section 1.1

Defined Terms.

B-4

Section 1.2

Gender and Number.

B-17

Section 1.3

Headings, etc.

B-17

Section 1.4

Currency.

B-17

Section 1.5

Certain Phrases, etc.

B-17

Section 1.6

No Strict Construction.

B-18

Section 1.7

Knowledge.

B-18

Section 1.8

Schedules.

B-18

Section 1.9

Disclosure Letter.

B-18

Section 1.10

Statutes.

B-20

Section 1.11

Non-Business Days.

B-20

ARTICLE 2 THE TRANSACTIONS

B-20

Section 2.1

The Arrangement

B-20

Section 2.2

Implementation Steps by the Company

B-20

Section 2.3

Interim Order

B-22

Section 2.4

Articles of Arrangement and Effective Date

B-23

Section 2.5

Closing

B-23

Section 2.6

The Circular and Related Materials

B-23

Section 2.7

Securities and Corporate Compliance

B-24

Section 2.8

Dissent

B-25

Section 2.9

Stock Options.

B-25

Section 2.10

Redemption Premium

B-25

Section 2.11

Waiver of Standstill

B-26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

B-26

Section 3.1

Representations.

B-26

Section 3.2

Notice of Certain Matters.

B-26

Section 3.3

Survival of Representations and Warranties.

B-27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

B-27

Section 4.1

Representations.

B-27

Section 4.2

Notice of Certain Matters.

B-27

Section 4.3

Survival of Representations and Warranties.

B-27

ARTICLE 5 COVENANTS OF THE COMPANY

B-27

Section 5.1

Ordinary Course of Business.

B-27

Section 5.2

Other Covenants of the Company

B-34

Section 5.3

Non-Solicitation and Opportunity to Match.

B-37

Section 5.4

Pre-Acquisition Reorganization.

B-41

Section 5.5

Access to Information.

B-42

ARTICLE 6 COVENANTS OF ACQUISITION SUB

B-44

Section 6.1

Covenants Regarding the Performance of Obligations

B-44

Section 6.2

Officers’ and Directors’ Insurance and Indemnification.

B-44

Section 6.3

Accuracy of Representations and Warranties.

B-46

Section 6.4

Contacts with Suppliers, Employees and Customers.

B-46

Section 6.5

Law Firm Retainers.

B-46

ARTICLE 7 MUTUAL COVENANTS

B-46

Section 7.1

Consultation.

B-46

Section 7.2

Further Assurances.

B-47

Section 7.3

Governmental Filings and Approvals.

B-47

ARTICLE 8 CONDITIONS

B-48

Section 8.1

Mutual Conditions Precedent

B-48

Section 8.2

Additional Conditions Precedent to the Obligations of Parent

B-48

Section 8.3

Additional Conditions Precedent to the Obligations of the Company

B-50

Section 8.4

Notice and Cure Provisions

B-51

Section 8.5

Satisfaction of Conditions

B-52

ARTICLE 9 AMENDMENT AND TERMINATION

B-52

Section 9.1

Amendment

B-52

Section 9.2

Termination

B-53

Section 9.3

Termination Fees; Expenses

B-55

Section 9.4

Remedies.

B-57

ARTICLE 10 MISCELLANEOUS

B-57

Section 10.1

Entire Agreement.

B-57

Section 10.2

Notices.

B-58

Section 10.3

Counterparts.

B-59

Section 10.4

Expenses.

B-60

Section 10.5

Assignment.

B-60

Section 10.6

Severability.

B-60

Section 10.7

Choice of Law.

B-60

Section 10.8

Attornment.

B-60

Section 10.9

Language

B-61

Schedule “A” -

Arrangement Resolution

Schedule “B” -

Plan of Arrangement Under Section 192 Of The Canada Business Corporations Act

Schedule “C” -

Representations and Warranties of the Company

Schedule “D” -

Representations and Warranties of Parent

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT entered into this 1stof May 2007 among Tape Holdings Inc., a corporation existing under the laws of Delaware (hereinafter called “Parent), 4398009 Canada Inc., a corporation existing under the laws of Canada (hereinafter called the “Acquisition Sub”) and Intertape Polymer Group Inc., a corporation existing under the laws of Canada (hereinafter called the “Company”).

WHEREAS:

Subject to the terms and conditions hereof, Parent, through its indirect wholly-owned subsidiary, Acquisition Sub, is offering to acquire all of the outstanding common shares in the share capital of the Company (the “Shares”) for $4.76 per Share in cash (the “Purchase Price”);

The Board of Directors of the Company (the “Company Board”), having received financial and legal advice, has unanimously approved this Agreement and has determined that it would be in the best interests of the Company and its Shareholders (as defined below) for the Company to submit to its Shareholders a statutory arrangement under section 192 of the Canada Business Corporations Act pursuant to which Acquisition Sub will acquire all of the Shares of the Company for the Purchase Price on the terms set out in the Plan of Arrangement; and

The Company Board has determined that it would be in the best interests of the Company and its Shareholders to enter into this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereto hereby agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1

Defined Terms.

In this Agreement (including the recitals and the schedules), unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” means (i) any take-over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of the Company or any Subsidiary; (ii) any sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition of all or a material portion of the assets of the Company and its Subsidiaries taken as a whole, whether in a single transaction or series of related transactions to a Person;

(iii) any sale, acquisition or issuance of 20% or more of the Company’s shares of any class or rights or interests therein or thereto whether in a single transaction or series of related transactions; (iv) any similar business combination or transaction, of or involving the Company and/or any of its Subsidiaries; (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Parent or an Affiliate of Parent;

“Acquisition Proposal Assessment Period” has the meaning ascribed thereto in Section 5.3(1);

“Acquisition Sub” has the meaning ascribed thereto in the introductory paragraph of this Agreement;

“Affiliate” has the meaning ascribed thereto in the CBCA;

“Agreement” means this arrangement agreement and all the Schedules hereto as the same may be amended or supplemented from time to time in accordance with Section 9.1;

“Alternative Plan” has the meaning ascribed thereto in Section 2.9(2);

“Arrangement” means the arrangement under the provisions of section 192 of the CBCA as set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule A;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;

“Benefit Plans” means all arrangements, agreements, programs or policies, other than government sponsored pension, health, prescription drugs, medical, employment insurance, parental insurance and workers compensation plans, whether funded or unfunded, relating to any employees with respect to which the Company or any of its Subsidiaries has any liability or contingent liability and relating to (i) retirement savings or pensions, including any defined benefit pension plan, defined contribution plan, group registered retirement savings plan, thrift and saving plan or supplemental pension or retirement plan; (ii) employee welfare benefits, as defined for the purposes of section 3(1) of ERISA, and (iii) all other employee benefit plans, arrangements, agreements, programs or policies, including hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental, unemployment benefits, profit sharing, mortgage assistance, or severance pay benefits;

“Business Day” means any day, other than a Saturday or Sunday, on which banks are open for business in each of Montreal, Quebec, Canada and Bradenton, Florida, United States of America;

“Canadian Pension Plan” means any “registered pension plan” as that term is defined in Subsection 248(1) of the Tax Act;

“Canadian Securities Regulators” means the securities commissions and similar regulatory authorities of the provinces and territories of Canada;

“Canadian Subsidiaries” means Intertape Polymer Inc., Flexia Corporation Ltd., ECP GP II Inc., ECP L.P., Spuntech Fabrics Inc. and IPG Holding Company of Nova Scotia;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement“ means the Certificate of Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Circular“ means the notice of the Meeting and accompanying management information circular, including all schedules thereto, to be sent by the Company to Shareholders in connection with the Meeting;

“Code” means the United States Internal Revenue Code of 1986, as amended through the date of this Agreement;

“Commitment Letter” has the meaning ascribed thereto in Section 3 of Schedule “D”;

“Company” has the meaning ascribed thereto in the introductory paragraph of this Agreement;

“Company Board” has the meaning ascribed thereto in the recitals;

“Company Intellectual Property” has the meaning ascribed thereto in Section 27(a) of Schedule “C”;

“Company Registered IP” means all registered trademarks, registered copyrights and issued patents owned by the Company or its Subsidiaries;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means the occurrence of either of the following:

(c)

the issuance of an advance ruling certificate (“ARC”) by the Competition Commissioner under section 102(1) of the Competition Act, in form and substance satisfactory to Parent acting reasonably, to the effect that the Competition Commissioner is satisfied that the Competition Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the completion of the Arrangement and which ARC shall remain in force, unamended, at the Effective Date; or

(d)

the Competition Commissioner shall have advised Parent in writing (which advice will not have been rescinded at the Effective Date) that the Competition Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the completion of the Arrangement and such written communication does not contain any conditions, restrictions or requirements (other than the normal caveat that such proceedings may be initiated at any time up to three years after the transactions have been substantially completed) that are not satisfactory to Parent acting reasonably;

“Competition Commissioner” means the Commissioner of Competition appointed under the Competition Act;

“Confidentiality Agreement” means the confidentiality and standstill letter agreement dated December 15, 2006 between the Company and Parent;

“Court” means the Superior Court (Québec);

“Credit Agreement” has the meaning ascribed thereto in Section 5.2(9);

“Data Room” means the virtual data room of the Company hosted by IntraLinks, Inc.;

“Debt Financing” has the meaning ascribed thereto in Section 3 of Schedule “D”;

“Director” means the Director appointed pursuant to the CBCA;

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to Parent and Acquisition Sub with this Agreement;

“Dissent Rights“ means the rights of dissent in respect of the Arrangement as described in the Plan of Arrangement;

“Dissenting Shareholder“ means any Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“Effective Date“ means the date shown on the Certificate of Arrangement to be issued under the CBCA giving effect to the Arrangement, which date shall be determined in accordance with Section 2.4;

“Effective Time” means the time on the Effective Date specified in the Plan of Arrangement;

“Encumbrance” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, option, title defect, adverse claim or other encumbrance of any nature;

“Environmental Laws” means all applicable Laws relating to public health and safety, noise control, pollution or the protection of the environment (including ambient air, surface water, ground water, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), natural resources, the exposure of persons to Hazardous Substances or the possession, generation, processing, production, installation, use, storage, disposal, recycling, discharge, distribution, packaging, transport, handling, containment, clean-up, treatment or other remediation or corrective action of any Hazardous Substances or Release thereof;

“Environmental Permits” has the meaning ascribed thereto in Section 15(a) of Schedule “C”;

“Equity Funding Letter” has the meaning ascribed thereto in Section 3 of Schedule “D”;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“ESOP” means the Company’s executive stock option plan as amended and consolidated as of June 2, 2004;

“Exchange” or “Exchanges” means the TSX and/or the NYSE, as applicable;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, ministry, Crown corporation, court or tribunal having or purporting to have jurisdiction over Parent, the Company or any of its Subsidiaries, or exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over Parent, the Company or any of its Subsidiaries;

“Hazardous Substances” means all pollutants, contaminants, chemicals, deleterious substances, hazardous material, solid waste, toxic substance or hazardous wastes or any other substance (including asbestos, asbestos containing materials, mould, microbial organisms, polychlorinated biphenyls (PCBs), radioactive materials, petroleum, petroleum-based substances or substances related thereto), matter or material or waste regulated by Environmental Laws;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 ;

“HSR Approval” means the expiration or termination of the applicable waiting period under the HSR Act ;

“ICA Approval” means that the Minister designated for the purposes of the Investment Canada Act (Canada) shall have confirmed to Parent, on terms satisfactory to Parent, acting reasonably, that he has determined, or shall have been deemed to have determined, that the Transactions are of “net benefit” to Canada, or the parties hereto shall be satisfied that no such determination is required;

“Interim Order” means the interim order of the Court as contemplated by Section 2.3, providing for, among other things, the calling and holding of the Meeting, as the same may be amended;

“IPG Entities” has the meaning ascribed thereto in Section 4(d) of
Schedule “C”;

“Intellectual Property” means all proprietary rights and intellectual property of any kind, whether protected, created, or arising under the laws of Canada, the United States or any other jurisdiction, including:

(a)

copyrights and applications therefor in any original works and all rights in any works of authorship not subject to copyright, including so-called “look and feel”, moral and economic rights, design elements, ordering of content, graphic user interface, ideas or concepts, software, programs or applications (in both source code and object form code), algorithms, databases and data collections, documentation, technical manuals, compilers, interpreters and tangible or intangible proprietary information or material;

(b)

trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade or brand names, business names, any other source or business identifiers including domain names, and all goodwill associated with the foregoing;

(c)

trade secrets, confidential information and know-how, innovations, processes, technology, licences, sub-licences, formulas, reports and studies, data, research designs, research results, records and notes, prototypes, drawings, product designs and/or specifications, maskworks, net lists, schematics, invention records; and

(d)

patents and utility models and applications therefor and all provisionals, re-issuances, continuations, continuations-in-part, divisions, revisions, extensions, and re-examinations thereof and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures;

“Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, published guidelines, treaties, decrees, judgments, awards or requirements, in each case of any Governmental Authority having the force of law;

“Lender” has the meaning ascribed thereto in Section 3 of Schedule “D”;

“Material Adverse Effect” means any change, effect, event or occurrence which is material and adverse to the financial condition, operations, results of operations or business of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, events or occurrences relating to:

(a)

changes in general economic or political conditions, in each case both domestic and international, including changes or disruptions in international financial, currency exchange or commodities markets;

(b)

natural disasters, acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest;

(c)

any change in applicable laws, rules, regulations or orders of any Governmental Authority or interpretations thereof by any Governmental Authority or in Canadian generally accepted accounting principles;

(d)

changes affecting generally the industries in which the Company or any of its Subsidiaries conducts business;

(e)

the announcement of the transactions contemplated by this Agreement or other communication by Parent or the Acquisition Sub of its plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries or their respective investments;

(f)

the consummation of the transactions contemplated by this Agreement or any actions by Parent, the Acquisition Sub or the Company taken pursuant to this Agreement or any actions by the Acquisition Sub;

(g)

any rights of any lender or note holder in relation to the Company or any of its Subsidiaries or their respective investments on any happening of or by reason of a change of control of any of them by reason of the transactions contemplated hereby (except if same was required to be disclosed hereunder and was not);

(h)

any change in the market price or trading volume of any of the securities of Parent or the Shares that is not otherwise caused by a Material Adverse Effect; or

(i)

any of the matters specifically disclosed in the Disclosure Letter,

shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, except in the case of clause (a), (b), (c) and (d) above, to the extent those changes, effects, events or occurrences have had or would be reasonably likely to have a disproportionate adverse impact on the financial condition, operations, results of operations or business of the Company and its Subsidiaries, taken as a whole, relative to other industry participants;

“Material Contracts” has the meaning ascribed thereto in Section 22 of Schedule “C”;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Multiemployer Plan” means any plan described in Section 3(37) of ERISA with respect to which the Company or any Subsidiary has any liability, contingent or direct);

“Note Indenture” has the meaning ascribed thereto in Section 2.10;

 “Notes” has the meaning ascribed thereto in Section 2.10;

“NYSE” means the New York Stock Exchange;

“Options” means the outstanding stock options granted by the Company pursuant to the ESOP;

“Optionholders” means holders of Options;

“Outside Date” means August 1, 2007, or such other date as may be agreed to by the parties;

“Owned Real Property” has the meaning ascribed thereto in Section 30 of Schedule “C”;

“Parent” has the meaning ascribed thereto in the introductory paragraph of this Agreement;

“Party” or “Parties” means a signatory or the signatories to this Agreement, respectively;

“Payoff Letter” has the meaning ascribed thereto in Section 5.2(c)(;

“Pension Plan” means each benefit plan (other than a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, but excluding any Canadian Pension Plans;

“Permitted Encumbrances” has the meaning ascribed thereto in Section 30(b) of Schedule “C”;

“Permits” has the meaning ascribed thereto in Section 24 of Schedule “C”;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity;

“Plan of Arrangement“ means the plan of arrangement in the form of Schedule  “B” and any amendments or variations made thereto in accordance with this Agreement, the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.4;

“Pre-Effective Date Period” means the period from the time of the execution and delivery of this Agreement among the Parties until the Effective Time, subject to the earlier termination of this Agreement in accordance with its terms;

“Proposed Agreement” has the meaning ascribed thereto in Section 5.3(8)Section 5.3(f)(;

“Public Disclosure Record” means all documents publicly filed by the Company on the System for Electronic Document Analysis and Retrieval (SEDAR) or the Electronic Document Gathering, Analysis and Retrieved System (EDGAR) after January 1, 2006 and on or before May 1, 2007;

“Purchase Price” has the meaning ascribed thereto in the recitals;

“Real Property Leases” has the meaning ascribed thereto in Section 30 of Schedule “C”;

“Redemption Date” has the meaning ascribed thereto in Section 2.10;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, authorizations, agreements, certificates and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that provides that a transaction may only be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority that are necessary in connection with the Transactions, including the ICA Approval and, if it is determined that the applicable threshold or thresholds for pre-merger notification are exceeded under the HSR Act and the Competition Act, either or both as applicable of the HSR Approval and the

Competition Act Approval;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, dumping or leaching in the indoor or outdoor environment, including in or through the air, soil, surface water, ground water or property of a Hazardous Substance;

“Release Documents” has the meaning ascribed thereto in Section 5.2(9);

“Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C.§9601; or (b) any “corrective action” as that term has been construed by governmental authorities pursuant to 42 U.S.C. §6924;

“Representatives” has the meaning ascribed thereto in Section 5.5;

“Returns” means all reports, estimates, declarations of estimated tax, election, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto required to be made, prepared or filed in connection with any Taxes;

“Right to Match” has the meaning ascribed thereto in Section 5.3(8);

“Rights” means the rights pursuant to the Rights Plan;

“Rights Plan” means the Shareholders’ rights plan of the Company established pursuant to the amended and restated shareholders protection rights plan agreement dated as of June 14, 2006 between the Company and CIBC Mellon Trust Company;

“SEC” means the United States Securities Exchange Commission;

“Securities Laws” means all applicable Canadian provincial and territorial securities Laws, all applicable United States federal securities Laws, all applicable “blue sky” or securities Laws of the states of the United States and the applicable rules and regulations of the Exchanges;

“Shareholders” means holders of Shares;

“Shares” has the meaning ascribed thereto in the recitals;

“Sponsor Guarantee” has the meaning ascribed thereto in Section 3 of Schedule “D”;

“Subsidiaries” means direct and indirect subsidiaries (as such term is defined in the CBCA) and those partnerships and joint ventures or other entities in which the Company has a direct or indirect interest of more than 50%;

“Superior Proposal” means an unsolicited, bona fide Acquisition Proposal made by a third party to the Company in writing after the date hereof that: (i) does not result from a breach of Section 5.3; (ii) involves the acquisition or offer by such Person to purchase all of the outstanding Shares; (iii) is made available to all Shareholders and offers or makes available to all Shareholders the same consideration in form and amount per Share to be purchased or otherwise acquired; (iv) that is not subject to a due diligence condition beyond 5:00 p.m. on the third Business Day following the date of delivery to Parent of a copy of the Proposed Agreement in accordance with Section 5.3(8) (provided that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by the Company during such three Business Day period or thereafter); (v) is likely, in the view of the Company Board, to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (vi) in respect of which any required financing has been or is likely, in the Company Board’s view, to be obtained; and (vii) in respect of which the Company Board determines in good faith (after consultation with its financial advisors, and after receiving advice of outside counsel) would, taking into account all of the terms and conditions of such Acquisition Proposal and its consequences to Shareholders, if consummated in accordance with its terms (but not disregarding any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders than the transaction contemplated by this Agreement;

“Tax Act” means the Income Tax Act (Canada);

”Tax” or “Taxes” means (a) all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, United States federal and state income taxes and Canadian federal, provincial and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, alternative minimum taxes, estimated taxes, abondoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, Canada, Québec and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its Subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions that may become payable in respect of such taxes and any interest in respect of such interest, penalties and additions whether disputed or not, and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combine or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable to another person’s Taxes as a transferee or successor, by contract or otherwise;

“Termination Fee” means a fee equal to $5.85 million;

“Termination Fee Event” has the meaning ascribed thereto in Section 9.3;

“Transfer Agent” means CIBC Mellon Trust Company;

“Transactions” means, collectively the transactions contemplated in this Agreement and in the Plan of Arrangement;

“TSX” means the Toronto Stock Exchange; and

“Workers Compensation Legislation” means the Act Respecting Industrial Accidents and Occupational Diseases (Quebec) and any other similar applicable legislation in other jurisdictions.

Section 1.2

Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3

Headings, etc.

The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4

Currency.

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

Section 1.5

Certain Phrases, etc.

In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. In this Agreement “transactions contemplated by this Agreement”, “transactions contemplated hereby” and similar expressions include the transactions contemplated by this Agreement and the Plan of Arrangement. Unless otherwise specified, the words

“Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6

No Strict Construction.

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 1.7

Knowledge.

Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company it refers to the actual knowledge, in their capacity as officers of the Company and not in their personal capacity, of H. Dale McSween, Andrew M. Archibald, Victor DiTommaso, Jim Bob Carpenter, Gregory A. Yull, Burgess H. Hildreth and Michael L. Ritchards, after having made reasonable inquiry with the officers, directors and employees of the Company and its Subsidiaries who would reasonably be expected to have knowledge of the fact or matter in question.

Section 1.8

Schedules.

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form an integral part hereof:

Schedule “A” -

Arrangement Resolution

Schedule “B” -

Plan of Arrangement Under Section 192 Of The Canada Business Corporations Act

Schedule “C” -

Representations and Warranties of the Company

Schedule “D” -

Representations and Warranties of Parent and Acquisition Sub

Section 1.9

Disclosure Letter.

(1)

The schedules attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it.

(2)

The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(a)

any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(b)

an admission of any liability or obligation of the Company;

(c)

an admission that the information is material;

(d)

a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in the Agreement; or

(e)

an expansion of the scope or effect of any of the representations, warranties and covenants set out in the Agreement.

(3)

Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.

(4)

Subject to Section 1.9(5)Section 1.9(b) , the Disclosure Letter itself is confidential information and may not be disclosed unless:

(a)

it is required to be disclosed pursuant to applicable Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes; or

(b)

a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(5)

The Disclosure Letter or the information contained in the Disclosure Letter, as the case may be, shall not be considered to be confidential information if the Disclosure Letter or the information contained therein:

(a)

is or becomes generally available to the public other than as a result of a disclosure by Parent, the Acquisition Sub or any of their Representatives in breach of Agreement;

(b)

was or is made available to Parent on a non-confidential basis by a person who was not known by Parent to be bound by a confidentiality obligation in favour of the Company in respect of such information;

(c)

was or is known to Parent prior to its disclosure to Parent by the Company or its Representatives; or

(d)

is developed by Parent after the date hereof independent of its disclosure to Parent by the Company or its Representatives.

(6)

All disclosures in the Disclosure Letter reference or associated with a particular section of the Agreement, and no meaning will be given to any disclosure that does not reference or is not associated with a particular section of the Agreement. A disclosure in the Disclosure Letter referencing a particular section of the Agreement only constitutes an exception to the particular section of this Agreement to which that disclosure relates and to any other section of this Agreement that it expressly cross references, or is cross referenced by, such disclosure, and does not constitute a disclosure exception in respect of any other section of this Agreement.

Section 1.10

Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11

Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2
THE TRANSACTIONS

Section 2.1

The Arrangement

The Arrangement shall be comprised of the events and transactions, taken in the sequence indicated in Schedule “B” to this Agreement.

Section 2.2

Implementation Steps by the Company

The Company covenants in favour of Parent that the Company shall:

(1)

as soon as reasonably practicable and in no event later than 21 days after the date of this Agreement, except to the extent any delay beyond such period is due to Parent’s failure to comply on a timely basis with its obligations under Section 2.7 in respect of the Circular, apply in a manner acceptable to Parent and the Company, each acting reasonably, under section 192 of the CBCA for the Interim Order and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(2)

use commercially reasonable efforts to convene and hold the Meeting on June 26, 2007 but in any event not before June 26, 2007, for the purpose of considering the Arrangement Resolution, and with the consent of Parent acting reasonably for any other proper purpose as may be set out in the notice for such meeting; provided that the Arrangement Resolution shall be voted on before any other matter at the Meeting, unless otherwise agreed to by Parent;

(3)

except as required for quorum purposes or otherwise permitted under this Agreement, not adjourn (except as required by law or by valid Shareholder action), postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed;

(4)

subject to 5.3:

(a)

include in the Circular a statement that the Company Board recommends that Shareholders vote in favour of the Arrangement Resolution; and

(b)

use commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution, including if so requested by Parent using the services of dealers and proxy solicitation services, and take all other actions that are necessary or desirable to secure the approval of the Arrangement by the Shareholders;

(5)

subject to the rights of termination contained in Section 9.2, and obtaining the approvals as are required by the Interim Order, as soon as reasonably practicable after the Meeting apply to the Court under section 192 of the CBCA for the Final Order, approving the Arrangement, in a manner and form acceptable to the Parent and the Company, acting reasonably, and thereafter proceed with and diligently pursue the obtaining of the Final Order;

(6)

subject to the rights of termination contained in Section 9.2, to obtaining the Final Order and to the satisfaction or waiver of the other conditions herein contained in favour of each Party, on the date contemplated in Section 2.4 or as soon thereafter as reasonably practicable send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement;

(7)

instruct counsel acting for it to bring the applications referred to in
Section 2.2(1) and Section 2.2(5) in cooperation with counsel to Parent;

(8)

permit Parent and its counsel to review and comment upon drafts of all material to be filed by the Company with the Court in connection with the Arrangement, including the Circular and any supplement or amendment contemplated by Section 2.7(2), and consider and include the reasonable comments of Parent and its counsel, recognizing that whether or not such comments are ultimately included will be determined by the Company Board, acting reasonably, and provide counsel to Parent on a timely basis with copies of any notice of appearance and evidence served on the Company or its counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice (written or oral) received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order; and

(9)

not

(a)

file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or

(b)

send to the Director, for endorsement and filing by the Director, the Articles of Arrangement,

except in either case as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.

Section 2.3

Interim Order

The application referred to in Section 2.2(1) shall request that the Interim Order provide:

(1)

for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(2)

that the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by Shareholders present in person or by proxy at the Meeting;

(3)

that, in all other respects, the terms, restrictions and conditions of the Company’s articles of incorporation and by-laws each as amended prior to the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(4)

for the grant of the Dissent Rights as contemplated in the Plan of Arrangement;

(5)

that the Meeting may be adjourned or postponed from time to time by management of the Company in accordance with this Agreement without the need for additional approval of the Court;

(6)

that the record date for Shareholders entitled to vote at the Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting; and

(7)

for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

Section 2.4

Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement. On the earlier of (a) the Outside Date; and (b) the Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the rights of termination contained in Section 9.2 and the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) set forth in Article 8, and unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the CBCA.

Section 2.5

Closing

The closing will take place at the offices of Stikeman Elliott LLP, 1155 René-Lévesque Blvd West, Suite 4000, Montreal, Québec H3B 3V2 on the Effective Date.

Section 2.6

The Circular and Related Materials

As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and complete, in consultation with Parent, the Circular together with any other documents required by Securities Laws, the CBCA and other applicable Laws in connection with the Meeting and the Arrangement, and all reasonable comments made by Parent and its counsel shall be considered and included in the Circular and such other documentation, recognizing that whether or not such comments are ultimately included will be determined by the Company Board, acting reasonably. As promptly as reasonably practicable thereafter, and after receipt of the Interim Order, the Company shall cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder and to any other person required by the Interim Order and to be filed as required by the Interim Order and applicable Laws. In any event, the Company will have prepared all materials necessary for filing the application for the Interim Order with the Court and the Director within 30 days after the date of this Agreement, except to the extent any delay beyond such period is due to Parent’s failure to comply on a timely basis with its obligations under Section 2.7 in respect of the Circular.

Section 2.7

Securities and Corporate Compliance

(1)

The Company shall (with Parent and Parent’s counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 – Communication with Beneficial Owners of Securities of A Reporting Issuer of the Canadian Securities Administrators in relation to the Meeting and, without limiting the generality of the foregoing, shall, in consultation with Parent, use all reasonable efforts to benefit from the accelerated timing contemplated by such instrument.

(2)

Each of Parent and the Company shall furnish to the other all such information concerning it, its Affiliates (including, in the case of Parent, Acquisition Sub) and its shareholders and, in the case of the Company, the Optionholders, as may be required to effect the actions described in
Section 2.6 and Section 2.7, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other Transactions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

(3)

Parent and the Company shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or any application for an order hereunder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Parent and the Company shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required by applicable Law or the Court, shall cause the same to be distributed to Shareholders and filed with the applicable securities commissions or similar regulatory authorities of the provinces and territories of Canada.

(4)

The Company shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to or provided by Parent or Acquisition Sub). Without limiting the generality of the foregoing, the Company shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

Section 2.8

Dissent

The Company shall give Parent prompt notice of any written notice of dissent, withdrawal of such notice, and any other instruments received by the Company pursuant to the Dissent Rights.

Section 2.9

Stock Options.

(1)

Parent and Acquisition Sub acknowledge and agree that, subject to applicable Law and stock exchange rules, the Company will take all such steps as may be necessary or desirable to allow all Optionholders to participate (but not vote) in the Arrangement in respect of all vested and unvested unexercised Options which will be acquired by the Company for a cash amount, if any, equal to the positive difference between the Purchase Price and the applicable exercise price, less applicable withholdings.

(2)

In the event that Parent concludes that it is necessary or desirable to deal with the Options in a different manner than described in Section 2.9(1), having consequences (including tax consequences) to the holders thereof and the Company, which are equivalent to or better than those contemplated in this Agreement (an “Alternative Plan”), and so advises the Company in writing at least 10 days prior to the mailing of the Circular, the Company agrees to cooperate with Parent in implementing such Alternative Plan.

Section 2.10

Redemption Premium

On the Effective Date, Parent will cause delivery of the notice of redemption contemplated by paragraph 6 of the 8½% Senior Subordinated Notes due 2014 (the “Notes”) of Intertape Polymer US Inc. issued pursuant to the indenture dated as of July 28, 2004 between Intertape Polymer US Inc., the Guarantors named therein and Wilmington Trust Company (the “Note Indenture”), which notice shall provide that the Notes will be redeemed 30 days after the Effective Date (the “Redemption Date”), and simultaneously therewith shall cause to be deposited with the Paying

Agent (as defined in the Note Indenture) funds sufficient to pay the principal amount of the Notes plus the Applicable Premium (as defined in the Notes) as of, and accrued but unpaid interest to the Redemption Date, in accordance with paragraph 5 of the Notes.

Section 2.11

Waiver of Standstill

Notwithstanding the terms of the Confidentiality Agreement, the Company hereby waives the standstill provisions contained in the Confidentiality Agreement and consents to the actions of Parent and Acquisition Sub in accordance with the terms of this Agreement (including any legally required disclosure) and to the Parent or Acquisition Sub acquiring all of the outstanding Shares in connection with the Transactions and consents to discussions by Parent and its Affiliates with third parties relating to the Transactions. The provisions of the Confidentiality Agreement shall otherwise continue to apply only as expressly provided in Section 10.1 notwithstanding the execution of this Agreement by the Parties or the announcement of the transactions contemplated hereunder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1

Representations.

The Company hereby makes to Parent those representations and warranties as set forth in Schedule “C” and acknowledges that Parent and Acquisition Sub are relying upon those representations and warranties in connection with entering into this Agreement, provided, however, that each of the representations and warranties of the Company set forth in Schedule “C” is qualified by and is made subject to (i) any actions that are required in connection with any Pre-Acquisition Reorganization; (ii) the Public Disclosure Record, to the extent any such representation or warranty is specifically qualified by a reference to the Public Disclosure Record; and (iii) the corresponding section of the Disclosure Letter.

Section 3.2

Notice of Certain Matters.

The Company shall promptly notify Parent upon any of its representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect and of any failure of the Company to comply in any material respect with any of its obligations under this Agreement.

Section 3.3

Survival of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall survive the execution and delivery of this Agreement but shall, subject to Section 9.2 in fine, expire and be terminated on the earlier of the termination of this Agreement in accordance with its terms and immediately following the Effective Time.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Section 4.1

Representations.

Parent and Acquisition Sub jointly and severally hereby make to the Company those representations and warranties set forth in Schedule “D” (and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement).

Section 4.2

Notice of Certain Matters.

Parent and/or Acquisition Sub shall promptly notify the Company upon any of its representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect and of any failure of Parent and/or Acquisition Sub to comply in any material respect with any of its obligations under this Agreement.

Section 4.3

Survival of Representations and Warranties.

The representations and warranties of Parent and Acquisition Sub contained in this Agreement shall survive the execution and delivery of this Agreement but shall, subject to Section 9.2 in fine, expire and be terminated on the earlier of the termination of this Agreement in accordance with its terms and immediately following the Effective Time.

ARTICLE 5
COVENANTS OF THE COMPANY

Section 5.1

Ordinary Course of Business.

The Company (which for the purposes of this Section 5.1 includes each of its Subsidiaries) covenants and agrees that, during the Pre-Effective Date Period, unless Parent shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), or as otherwise expressly contemplated or permitted by this Agreement, or as is contemplated by the Disclosure Letter or as is otherwise required by applicable Law:

(a)

the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective business only in the usual, ordinary and regular course of business, consistent with past practice in all material respects and use its commercially reasonable efforts to preserve intact its present business organizations and relationships;

(b)

without limitation to Section 5.1(a), the Company shall not, and shall cause each of its Subsidiaries to not, directly or indirectly do or permit to occur any of the following, whether directly or indirectly:

(i)

issue, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to issue, sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to issue, sell, pledge, lease, dispose of, grant any interest in or encumber):

(A)

any additional shares of, or any options, warrants, calls, conversion privileges, “phantom” stock rights, deferred share units or rights of any kind to acquire any shares of, any capital stock of the Company or any of its Subsidiaries, except for Shares that may be issued upon the exercise of outstanding Options, or

(B)

any assets of the Company or any of its Subsidiaries except for:

(i)

sales of inventory in the ordinary course of business;

(ii)

except as set out in the Disclosure Letter, sales and other dispositions of equipment and other personal property not required in running the current business operations of the Company or any of its Subsidiaries and having a net book value not in excess of $1,000,000 in the aggregate;

(iii)

except as set out in the Disclosure Letter, sales and other dispositions of real property not required in running the current business operations of the Company or any of its Subsidiaries and having a net book value not in excess of $1,000,000 in the aggregate; and

(iv)

Permitted Encumbrances;

(ii)

amend or propose to amend its articles or by-laws or those of any of its Subsidiaries or the ESOP or the terms of any outstanding securities of the Company or any of its Subsidiaries;

(iii)

split, combine or reclassify any outstanding Shares or other securities of the Company, or declare, set aside or pay any dividend (other than payment of intercorporate dividends to the Company or its Subsidiaries) or other distribution to Shareholders payable in cash, stock, property or otherwise with respect to the Shares;

(iv)

redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any of its Subsidiaries;

(v)

reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

(vi)

reduce the stated capital of the Company or any of its Subsidiaries;

(vii)

acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets, participation in a joint venture or otherwise) any Person or acquire or agree to acquire any assets other than equipment and other personal or moveable property reasonably required in running the current business operations of the Company in the ordinary course of business and having an aggregate acquisition cost not in excess of $500,000;

(viii)

except as set out in the Disclosure Letter, make or commit to make any capital expenditure, except for capital expenditures consistent with the Company’s capital expenditure plan set out in the Data Room that, together with capital expenditures made or committed to be made since January 1, 2007, are in excess of $500,000;

(ix)

other than required in order to carry out the corporate reorganization plan set out in the Disclosure Letter, adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(x)

(A)

except as set out in the Disclosure Letter, incur or commit to incur any indebtedness for borrowed money or any other liability or issue any debt securities, except for borrowings under existing credit facilities in connection with working capital, scheduled debt repayments or capital expenditures or capital leases in the ordinary course of business consistent with past practices;

(B)

assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than in respect of the Company and its Subsidiaries); or

(C)

make any loans or advances except for the extension of existing indebtedness and the issuance of letters of credit;

(xi)

knowingly take any action or fail to take any action that would accelerate or trigger material defaults or repayments in respect of any Material Contract;

(xii)

pay, discharge or satisfy any claims, liabilities or obligations exceeding $1,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements for the three- month period ended March 31, 2007 contained in the Public Disclosure Record or incurred since March 31, 2007 in the ordinary course of business consistent with past practice;

(xiii)

subject to Section 5.3, enter into, amend or authorize any release or relinquishment of any contractual right under any Material Contract;

(xiv)

enter into any interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or enter into any call arrangement of any sort or any forward sale agreement for commodities except for swaps entered into for hedging purposes in the ordinary course of business and consistent with past practice;

(xv)

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles in Canada;

(xvi)

enter into any contract containing any provision or covenant:

(A)

limiting the ability of the Company or any of its Subsidiaries to:

(i)

sell any products of or to any Person;

(ii)

engage in any line of business; or

(iii)

compete with or obtain products from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries; or

(B)

limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries; or

(xvii)

announce any intention to enter into any formal or informal agreement or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

(c)

without limitation to 0, the Company shall not, and shall cause each of its Subsidiaries to not:

(i)

except as set out in the Disclosure Letter, enter into or modify any employment, termination, severance or change of control agreements or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, or any other form of compensation or profit sharing to, any of its officers or directors (whether from the Company or one of its Subsidiaries) other than pursuant to agreements, policies, plans or arrangements in effect (without amendment) on the date hereof;

(ii)

in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent with past practice with respect to the entering into or modifying any employment, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies, plans or arrangements in effect (without amendment) on the date hereof or pursuant to Laws; or

(iii)

effect a “plant closing” or “mass layoff” as those terms are defined in the United States Workers Adjustment and Retraining Act or any similar Laws.

(d)

the Company shall use its reasonable commercial efforts to cause its current material insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)

the Company shall:

(i)

use reasonable commercial efforts, and cause each of its Subsidiaries, to use reasonable commercial efforts to preserve intact their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain existing relationships with suppliers, distributors, customers and others having business relationships with them, in all material respects;

(ii)

duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to applicable corporate Laws and Securities Laws and file all reports set out in the Disclosure Letter;

(iii)

not take any action, or permit any of its Subsidiaries to take any action (or omit to take any action), that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue (for representations or warranties qualified as to materiality, in any respect, and for all other representations or warranties, in any material respects); and

(iv)

promptly notify Parent in writing of any Material Adverse Effect and of any governmental or third party complaints, orders, investigations or hearings (or communications indicating that the same are being contemplated) that may reasonably be expected to have the effect of materially delaying the Transactions;

(f)

the Company shall not settle or compromise any claim brought by any current, former or purported holder of any securities of the Company in connection with the Transactions prior to the Effective Time without the prior written consent of Parent, such consent not to be unreasonably withheld;

(g)

the Company and each of its Subsidiaries shall:

(i)

duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct in all material respects;

(ii)

timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)

not make or rescind any express or deemed election relating to Taxes;

(iv)

not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)

not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(vi)

not change its annual Tax accounting period or any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax for the tax year ended December 31, 2006, except as may required by applicable Laws;

(h)

subject to the Pre-Acquisition Reorganization and to Section 5.4, the Company and each of its Subsidiaries shall not take any action or enter into any transaction that would preclude the Canadian tax “bump” rules from applying upon an amalgamation or winding-up of the Company (or its successor by amalgamation) to include pursuant to paragraph 88(1)(c) of the Tax Act, in calculating the tax cost of capital property distributed to the parent for purposes of paragraph 88(1)(d) of the Tax Act, the amount determined under paragraph 88(1)(d);

(i)

the Company shall not (and shall cause each of its Subsidiaries not to) enter into or modify any contract, agreement, commitment or arrangement that involves or would reasonably be expected to involve payments outside the ordinary course of business that are in excess of $1,000,000 in the aggregate over the term(s) of the contract(s);

(j)

the Company shall not and shall cause each of its Subsidiaries not to enter into or engage in any transaction with a related party of the Company other than with one or more Subsidiaries and no other parties and shall not commit to enter into any new arrangement or modify any existing arrangement between the Company, any Subsidiary and any Shareholder;

(k)

the Company shall use commercially reasonable efforts to take all actions and to do or cause to be done all things necessary or advisable under all applicable Laws in order to assist Parent and the Acquisition Sub to complete the Transactions, including in connection with obtaining Regulatory Approvals, and shall provide Parent, or, if competitively sensitive, Parent’s external antitrust counsel, with copies of all related applications, notifications, filings and related documents prior to filing, and, to the extent practicable, the Company shall not file any such document or have any communication with any Governmental Authority without prior consultation with the Parent or Parent’s External antitrust counsel. The Company shall keep Parent apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Arrangement, and shall provide to Parent copies of all material correspondence with any Governmental Authority. To the extent practicable and permitted by a Governmental Authority, the Company shall permit representatives of Parent to participate in any meetings and calls with such Governmental Authorities. The Company shall provide to Parent or, if competitively sensitive, Parent’s external antitrust counsel, with all information it reasonably requests for purposes of obtaining the Regulatory Approvals; and

(l)

the Company shall not deliver, and shall prevent its Subsidiaries from delivering, to the holders of Notes any notice of Change of Control under Section 4.08 of the Note Indenture.

Section 5.2

Other Covenants of the Company

During the Pre-Effective Date Period, the Company shall and shall cause its Subsidiaries to perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent in connection therewith, and do all such other commercially reasonable acts and things within its power which may be reasonably necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Company shall and where appropriate shall cause its Subsidiaries to:

(1)

if requested by Parent, participate in joint presentations to Shareholders at times to be mutually agreed acting reasonably, except to the extent that the Company Board has withdrawn, modified or qualified its recommendation to Shareholders in accordance with the terms of this Agreement;

(2)

advise Parent as requested which may include on a daily basis on each of the last seven Business Days prior to the Meeting as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such meeting;

(3)

use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a Subsidiary in connection with the Transactions from other parties to any loan agreements, leases or other Contracts other than as Parent may agree;

(4)

carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Company or its subsidiaries with respect to the transactions contemplated by this Agreement;

(5)

use its commercially reasonable efforts to defend all lawsuits and other legal, regulatory or other proceedings, to which it is a party, challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

(6)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Company or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(7)

provide Parent with a copy of any purported exercise of the Dissent Rights and written communications with any holders exercising or purporting to exercise Dissent Rights, and not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transactions (including with respect to Dissent Rights);

(8)

promptly advise Parent orally and, if then requested, in writing:

(a)

of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect;

(b)

of the occurrence of any Material Adverse Effect in respect of the Company; and

(c)

of any material breach by the Company of any covenant or agreement contained in this Agreement; provided however that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent under this Agreement; and

(9)

shall provide, and agrees to use commercially reasonable efforts to cause the officers and employees of the Company and the Subsidiaries to provide, in each case prior to the Effective Time, reasonable cooperation in connection with the arrangement of any financing by Parent, including (i) preparation of the financial statements reasonably necessary to complete such financing, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memorandum, prospectuses and similar documents, (ii) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions customarily delivered in connection with comparable financings, in each case as may be reasonably requested by Parent, (iii) the delivery of a payoff letter (the “Payoff Letter’) reasonably satisfactory to Parent in respect of the Credit Agreement (the “Credit Agreement”), dated as of July 28, 2004, as amended, among IPG (US) Inc., as a U.S. Borrower (as defined therein), the other U.S. Borrowers, Intertape Polymer Inc., as the Canadian Borrower, the Guarantors party thereto, the Lenders referred to therein and Citigroup North America, Inc. as Administrative Agent, (iv) the delivery of stock certificates for the Subsidiaries, and (v) all documentation necessary to release (‘Release Documents”) any liens in respect of Credit Agreement and any other indebtedness that will not remain outstanding following the Effective Date; provided, however, that no director or officer of the Company shall be required to sign any certificate, registration statement, prospectus and similar documents prior to the Effective Date (but shall sign the Payoff Letter and any Release Documents). Parent acknowledges that none of the Company or any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any other liability in connection with any such financing prior to the Effective Time.

Section 5.3

Non-Solicitation and Opportunity to Match.

(1)

Except as otherwise provided herein, on and after the date hereof, the Company shall not, directly or indirectly, through any officer, director, representative, advisor or agent of the Company or any of its Subsidiaries: (i) solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals, offers or expressions of interest regarding an Acquisition Proposal; (ii)  engage in any discussions or negotiations regarding any Acquisition Proposal, provided that for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Company Board has so determined; (iii) furnish or provide access to any information concerning the Company, its Subsidiaries or their respective businesses, properties or assets to any Person in connection with an Acquisition Proposal; (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or recommendation of the Company Board (including any committee thereof) of this Agreement or the Arrangement; (v) accept, approve or recommend, or remain neutral with respect to, or propose publicly to accept, approve or recommend, or remain neutral with respect to, any Acquisition Proposal (except that the Company may publicly take a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of five Business Days after the first public announcement of such Acquisition Proposal and for greater certainty, such position shall not be considered an adverse withdrawal, modification or qualification of, or a public proposal to so withdraw, modify or qualify, the approval or recommendation of the Company Board (such period of time, an “Acquisition Proposal Assessment Period”) unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period), or (vi) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement or arrangement relating to an Acquisition Proposal.

(2)

Nothing contained in this 0 or in any other provision of this Agreement shall prevent the Company Board from engaging in any discussions or negotiations with, or furnishing or providing access to information to, any Person in response to an unsolicited written bona fide Acquisition Proposal by such Person, if and only to the extent that:

(a)

subject to Section 5.3(4), the Company has received an unsolicited bona fide written Acquisition Proposal from such Person (in circumstances not involving any breach of Section 5.3(1));

(b)

the Company Board, after consultation with and after receiving the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal, if consummated in accordance with its terms, is reasonably likely to result in a Superior Proposal;

(c)

the Company Board, after consultation with and after receiving the advice of outside legal counsel, has determined in good faith that taking such action is necessary for the Company Board not to breach its fiduciary duties under applicable Laws; and

(d)

the Company has provided to Parent the information required to be provided under Section 5.3(6) in respect of such Acquisition Proposal and has promptly notified Parent in writing of the determinations in Section 5.3(2)(b) and Section 5.3(2)(c).

(3)

Nothing contained in this Section 5.3 or in any other provision of this Agreement shall prevent the Company Board from (i) withdrawing, amending, modifying or qualifying (or proposing publicly to withdraw, amend, modify or qualify), in any manner adverse to Parent, the approval or the recommendation of the Company Board (including any committee thereof) of this Agreement or the Arrangement in favour of a Superior Proposal; or (ii) accepting, approving, endorsing or recommending or proposing publicly to approve, accept, endorse or recommend a Superior Proposal, in each case, if and only to the extent that:

(a)

subject to Section 5.3(4), the Company has received an unsolicited bona fide written Acquisition Proposal from such Person (in circumstances not involving any breach of Section 5.3(1));

(b)

the Company Board, after consultation with and after receiving the advice of its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(c)

the Company Board, after consultation with and after receiving the advice of outside legal counsel, has determined in good faith that taking such action is necessary for the Company Board not to breach its fiduciary duties under applicable Laws;

(d)

the Company has provided to Parent the information required to be provided under Section 5.3(6)Section 5.3(f)õõõõÿ in respect of such Acquisition Proposal and has promptly notified Parent in writing of the determinations in Section 5.3(3)(b) and Section 5.3(3)(c);

(e)

at least two Business Days prior to the expiry of the five Business Day period in Section 5.3(8), the Company notified Parent in writing that the Superior Proposal was not subject to any due diligence condition; and

(f)

the Company has provided notice to Parent under Section 5.3(8), a period of at least five Business Days has elapsed and, if Parent has proposed to revise the terms and conditions of the Transactions in accordance with Section 5.3(f)  Section 5.3(8) within such five Business Day period, the Company Board has again made the determinations in
Section 5.3(3)(b)Section 5.3(b) and Section 5.3(3)(c)taking into account such proposed revisions to the terms and conditions of the Transactions.

(4)

For greater certainty, nothing in this Agreement shall preclude (i) an unsolicited written Acquisition Proposal from a Person, or the Affiliates of a Person, party to a standstill agreement with the Company to be considered a bona fide Acquisition Proposal for the purposes hereof (whether or not such standstill agreement operates to permit such proposal with or without the approval or authorization of the Company or of the Company Board (or a committee thereof)) or (ii) the Company or the Company Board from approving or authorizing a Person, or the Affiliates of a Person, party to a standstill agreement with the Company to make an unsolicited written Acquisition Proposal (in circumstances not involving any breach of
Section 5.3(1)). The Company shall notify Parent in writing of any waiver or termination of a standstill agreement with the Company.

(5)

The Company has terminated, and has caused the officers, directors, employees, representatives, advisors and agents of the Company and its Subsidiaries to terminate, any discussions or negotiations with any parties (other than Parent) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Subject to Section 5.3(4)Section 5.3(f) , the Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party is a party or to waive any of the provisions of such agreements except pursuant to the terms of a Superior Proposal following the period of time in Section 5.3(3) in respect of which Parent did not exercise its Right to Match.

(6)

From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Parent, at first orally and then in writing, of any future Acquisition Proposal or any future request for non-public information relating to the Company or any of its Subsidiaries in connection with an actual or potential Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs any member of the Company Board or the board of directors of any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall indicate such details of the proposal, inquiry or contact known to the Company Board as Parent may reasonably request including the identity of the Person making such Acquisition Proposal, together with, a copy of all documentation relating to any such proposal or inquiry. The Company shall keep Parent informed of the status of, including any changes to any of, the terms of any such Acquisition Proposal.

(7)

If the Company Board receives a written request for material non-public information from a Person who has made a bona fide written Acquisition Proposal (in circumstances not involving any breach of Section 5.3(1), but subject to Section 5.3(4)) that was not solicited after the date hereof and the Company Board has promptly notified Parent in writing of the determinations in Section 5.3(2)(b) and Section 5.3(2)(c), the Company may, subject to the prior execution and delivery by such Person of a confidentiality and standstill agreement containing confidentiality and standstill provisions that are no less restrictive than the confidentiality provisions and standstill provisions set forth in the Confidentiality Agreement, provide such Person with access to information regarding the Company, provided that the Company sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is provided with a list or copies of any and all information provided to such Person unless previously provided to Parent, and promptly provided with access to similar information to which such Person was provided.

(8)

The Company covenants that it will not enter into any agreement, understanding or arrangement providing for a Superior Proposal (a “Proposed Agreement”) and the Company Board will not withdraw its recommendation of the Arrangement or change or modify such recommendation in a manner adverse to Parent or Acquisition Sub unless it has provided Parent with a copy of the Superior Proposal document and written evidence of the determination of the Company Board that the proposal constitutes a Superior Proposal as well as evidence of availability of financing of such Superior Proposal promptly upon the Company Board making such determination, without first providing Parent with an opportunity, for a period of five Business Days from the date of delivery to Parent of a copy of the Proposed Agreement, to amend the terms and conditions of the Transactions such that the Superior Proposal no longer constitutes a Superior Proposal as determined by the Company Board, acting in good faith and in accordance with its fiduciary duties (the “Right to Match”). If Parent exercises its Right to Match and the Company Board determines that the amended terms and conditions of the Transactions proposed by Parent would result in the Superior Proposal no longer constituting a Superior Proposal, the Company, Parent and Acquisition Sub shall enter into an amended agreement reflecting Parent’s proposed amendments to the terms and conditions of the Transactions. In the event Parent does not exercise the Right to Match or the Company Board acting in good faith and in accordance with its fiduciary duties determines that the amendments to the terms and conditions of the Transactions proposed by Parent under the Right to Match do not result in the Superior Proposal no longer constituting a Superior Proposal, the Company may enter into the Proposed Agreement.

In particular, the Company covenants to provide Parent with a copy of any Proposed Agreement not less than five Business Days prior to its proposed execution by the Company.

(9)

The Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company are aware of the provisions of this Section 5.3, and the Company shall be responsible for any breach of this Section 5.3 by such bankers, advisors or representatives.

(10)

The Company acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.3.

(11)

Nothing contained in this Section 5.3 (but subject to the Purchaser’s rights in Section 9.2) shall prohibit the Company Board from making any disclosure to Shareholders prior to the Effective Time if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, such disclosure is necessary for the Company Board not to breach its fiduciary duties or is otherwise required under applicable Law.

Section 5.4

Pre-Acquisition Reorganization.

Subject to the following sentences, the Company agrees that, upon request by Parent, the Company shall, and shall cause its Subsidiaries to, at the expense of Parent, use its best efforts to effect the reorganization of its business, operations, subsidiaries and assets or such other transactions disclosed in writing to the Company prior to the execution of this Agreement (the “Pre-Acquisition Reorganization”) or such other reorganization as Parent may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the Company need not effect an amended or new Pre-Acquisition Reorganization, which in the opinion of the

Company, acting reasonably, (i) would require the Company to obtain the approval of the Shareholders in respect of such Pre-Acquisition Reorganization other than at the Meeting, (ii) would prejudice the Shareholders or Optionholders in any material respect, (iii) would impede or materially delay or prevent the consummation of the Transactions (including by giving rise to litigation by third parties ), and (iv) is materially different than the proposed Pre-Acquisition Reorganization disclosed in writing to the Company prior to the execution of this Agreement. Parent shall provide written notice to the Company of any amendments to the proposed Pre-Acquisition Reorganization at least ten days prior to the anticipated Effective Time. Upon receipt of such notice, the Parent and the Company shall, at the expense of the Parent, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. No Pre-Acquisition Reorganization will be made effective unless (i) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective; (ii) such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting the Company or its Subsidiaries in the event the Arrangement does not become effective and this Agreement is terminated; or (iii) the Company otherwise reasonably agrees. If the Arrangement is not completed, Parent shall forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Subsidiaries in considering or effecting a Pre-Acquisition Reorganization and shall be responsible for any costs, fees, expenses, damages or other amounts that are or may become payable by of the Company and its Subsidiaries in connection with or as a result of reversing or unwinding any Pre-Acquisition Reorganization that was effected or undertaken prior to termination of this Agreement at Parent’s request. The obligation of Parent to reimburse the Company for fees and expenses and be responsible for costs and other amounts as set out in this Section will be in addition to any other payment Parent may be obligated to make hereunder and will survive termination of this Agreement. The completion of the Pre-Acquisition Reorganization shall not be a condition to completion of the Arrangement.

Section 5.5

Access to Information.

Subject to applicable Law and the Confidentiality Agreement, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) of Parent reasonable access, during normal business hours from the date hereof and until the expiration or termination of this Agreement, to its books, records, files, documents, assets, properties, contracts and agreements as well as to its management personnel, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as such Representatives may reasonably request. Parent may not conduct any invasive environmental testing or assessments without the prior written consent of the Company and any applicable landlord, which in the case of the Company, such required consent shall not be unreasonably withheld.

ARTICLE 6
COVENANTS OF ACQUISITION SUB

Section 6.1

Covenants Regarding the Performance of Obligations

Acquisition Sub shall perform all obligations required or desirable to be performed by it under this Agreement, and co-operate with the Company in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Acquisition Sub shall:

(1)

apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Acquisition Sub, Parent or any of its Subsidiaries which are required in order to consummate the Arrangement under this Agreement and, in doing so, keep the Company reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals;

(2)

furnish promptly to the Company a copy of each notice, report, schedule or other document or communication delivered or filed by Acquisition Sub or Parent in connection with the Arrangement or the Interim Order or the Meeting with any Governmental Authority in connection with, or in any way affecting, the transactions contemplated herein, but excluding any notice, report, schedule or other document or communication delivered or filed by Acquisition Sub or Parent relating to the ICA Approval; and

(3)

use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Acquisition Sub or Parent challenging or affecting this Agreement or the making or completion of the Arrangement.

Section 6.2

Officers’ and Directors’ Insurance and Indemnification.

(1)

Parent agrees to use reasonable efforts to secure, to the extent the Company itself has not previously secured, directors’ and officers’ insurance coverage for the Company’s current and former directors and officers on a six year “trailing” (or “run-off”) basis. If a trailing (or “run-off”) policy is not available at a reasonable cost (a “reasonable cost” being not greater than the estimated cost of providing the coverage referred to in this and the next sentence), then Parent agrees that for the entire period from the Effective Time until six years after the Effective Time, to cause the Company or any successor to the Company to maintain the Company’s current directors’ and officers’ insurance policy or an equivalent policy, subject in either case, to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof, for all current and former directors and officers of the Company, covering claims made prior to or within six (6) years after the Effective Time. Further, Parent agrees that, after the expiration of that six (6) year period, if there is no cost in doing so, Parent shall use reasonable commercial efforts to cause such directors and officers to be covered under Parent's then existing directors’ and officers’ liability insurance policy.

(2)

From and after the Effective Time, neither Parent nor the Acquisition Sub shall do anything to prevent the Company from indemnifying and holding harmless and providing advancement of expenses to all past and present directors and officers of the Company or its Subsidiaries, to the extent such Persons are lawfully entitled to indemnity from the Company or its Subsidiaries or have the right to advancement of expenses by the Company or its Subsidiaries pursuant to the Company’s or Subsidiaries’ by-laws and indemnity agreements, in existence immediately prior to the date hereof, for liabilities and obligations of the Company and for acts or omissions occurring on or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and consummation of the transactions contemplated hereby). Parent and/or the Acquisition Sub will not (unless it assumes such obligations and gives written notice to the beneficiaries thereof to the extent it has their addresses) wind-up or liquidate the Company or otherwise take any other action where doing so adversely affects the ability of the Company to satisfy its indemnity obligations referred to herein.

(3)

In the event the Company or any of its Successors or assigns, after the Effective Time, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such successors and assigns of the Company or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(4)

The provisions of this Section 6.2 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and his or her legal representatives. Furthermore, the provisions of this Section 6.2 shall survive the termination of this Agreement as a result of the occurrence of the Effective Time.

Section 6.3

Accuracy of Representations and Warranties.

Parent covenants and agrees that at all times during the Pre-Effective Date Period, Parent shall not, and shall cause the Acquisition Sub to not, intentionally take any action, or fail to take any action, which would reasonably be expected to result in the representations and warranties set out in Schedule “D” being untrue at any time during the Pre-Effective Date Period.

Section 6.4

Contacts with Suppliers, Employees and Customers.

Prior to the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not contact any suppliers to, employees of, or customers of, the Company or its Subsidiaries in connection with or pertaining to any subject matter of this Agreement.

Section 6.5

Law Firm Retainers.

In connection with the matters contemplated by this Agreement, Parent confirms that it has been advised that the Company has retained Stikeman Elliott LLP and that the Company Board has retained Fasken Martineau DuMoulin LLP to advise them. Parent hereby confirms that it consents to such retainer (including such law firms continuing with such retainer) notwithstanding any past or current relationship between Parent (or any related party) and such law firms and/or any adversity in interest that currently exists or may hereafter arise between Parent and any one or more of the Company or the members of the Company Board. In addition, Parent waives any duty of loyalty owed to it by such law firms to the extent that such law firms may currently be acting for it (or for any of its related parties) in matters unrelated to the matters contemplated by this Agreement and are also acting as described in this Section 6.5. Neither Stikeman Elliott LLP nor Fasken Martineau DuMoulin LLP will use confidential information obtained from Parent or from the Company by virtue of the transaction contemplated by this Agreement or their other relationships with Parent and the Company in connection with the performance of services for other companies or entities.

ARTICLE 7
MUTUAL COVENANTS

Section 7.1

Consultation.

(1)

Parent and the Company agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Transactions or any other Acquisition Proposal and in making any filings with any Governmental Authority or with any securities exchange with respect thereto. Each Party shall use its reasonable efforts to enable the other

Party to review and comment on all such press releases prior to release thereof unless otherwise required by applicable Law.

(2)

The Company shall promptly notify Parent of any written communications of a material nature received from or provided to any Governmental Authority relevant to the Transactions and provide Parent with copies thereof. Parent and the Acquisition Sub shall promptly notify the Company of any written communications of a material nature received from or provided to any Governmental Authority relevant to the Transactions and, except in respect of communications in respect of ICA Approval, provide the Company with copies thereof. Any competitively sensitive information required to be shared by one Party with another Party pursuant to this Section 7.1, shall be shared with that other Party’s external antitrust counsel only.

Section 7.2

Further Assurances.

Subject to the terms and conditions herein, each Party agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to consummate the transactions contemplated by this Agreement and the Transactions. The Company will, and cause its Subsidiaries to, use its commercially reasonable efforts (and Parent will cooperate with the Company and its Subsidiaries) to obtain all necessary waivers, consents and approvals, in form and substance satisfactory to Parent and the Acquisition Sub, from other parties to loan agreements, leases and other contracts or agreements (including the agreement of any Persons as may be required pursuant to any agreement, arrangement or understanding relating to the Company’s or to its Subsidiaries’ operations. Each of the Parties will, and, in the case of the Company, will cause its Subsidiaries to use its reasonable efforts (i) to make all necessary filings and obtain all necessary consents, approvals and authorizations as are required to be made or obtained under any federal, provincial, state or foreign law or regulations with respect to this Agreement or the Transactions, (ii) to avoid, lift, rescind or appeal any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Transactions, and (iii) to fulfil all conditions and satisfy all provisions of this Agreement and the Transactions.

Section 7.3

Governmental Filings and Approvals.

Without limiting the generality of Section 7.2, Section 5.1(k) and
Section 6.1(1), each of Parent and the Company will as promptly as possible, and in any event within 21 days, after execution of this Agreement, make all filings or submissions as are required to obtain all Regulatory Approvals or necessary to consummate the transactions contemplated by this Agreement and shall promptly file any additional information requested by any Governmental Authority. Each of Parent and the Company will promptly furnish to the other, or to its external antitrust counsel, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, notification, or submission which is necessary or desirable in connection with obtaining any Regulatory Approval. Parent will be responsible for the filing fees and charges associated with obtaining the Regulatory Approvals. Any competitively sensitive information required to be shared by one Party with another Party pursuant to this Section 7.3, shall be shared with that other Party’s external antitrust counsel only.

ARTICLE 8
CONDITIONS

Section 8.1

Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement shall be subject to the satisfaction, on or before the Effective Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Parent and the Company:

(1)

the Arrangement Resolution shall have been approved and adopted at the Meeting by the Shareholders in accordance with the Interim Order;

(2)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in a form satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(3)

no Governmental Authority shall have enacted, issued, enforced or entered any Law which is then in effect that makes the Arrangement illegal or otherwise prevents, prohibits or enjoins the consummation of the Arrangement; and

(4)

the Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to Parent acting reasonably.

Section 8.2

Additional Conditions Precedent to the Obligations of Parent

The obligations of Parent to complete the Arrangement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for Parent’s exclusive benefit and may be waived by Parent):

(1)

all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been performed by the Company in all material respects and Parent shall have received a certificate of the Company addressed to Parent and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;

(2)

all representations and warranties of the Company under this Agreement shall have been true and correct on the date of this Agreement (for representations and warranties qualified as to materiality or as to Material Adverse Effect, in all respects, and for all other representations and warranties, in all material respects) (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date) and all representations and warranties of the Company under this Agreement shall be true and correct and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date), except for any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or similar qualification) which do not, in the aggregate, have a Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4(a), 4(b) and 4(c) of Schedule “C” shall be true and correct in all respects. Parent shall have received a certificate of the Company addressed to Parent and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the above as at the Effective Date;

(3)

during the Pre-Effective Date Period, there shall not have occurred or have been disclosed to the public if previously undisclosed to the public or Parent, a Material Adverse Effect;

(4)

there shall not be pending any suit, action or proceeding by any Person: (i) seeking to prohibit or restrict the acquisition by Parent or any of its subsidiaries of any Shares, seeking to restrain or prohibit the consummation of the Arrangement or seeking to obtain from the Company or Parent any material damages directly or indirectly in connection with the Arrangement, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or any of its subsidiaries of the Company or any material portion of the business or assets of the Company or any of its Subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any

Shares, including the right to vote the Shares to be acquired by them on all matters properly presented to the Shareholders, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (v) which, if successful, in the judgement of the Parent is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

(5)

the aggregate number of Shares held, directly or indirectly, by Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Shares;

(6)

the Company shall have: (i) deferred the separation of the Rights under the Rights Plan; and (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Transactions, to the satisfaction of Parent, acting reasonably; and

(7)

all consents, waivers, permits, orders and approvals of any Governmental Authority, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transactions, the failure of which to obtain would render completion of the Transactions unlawful, shall have been obtained or satisfied on terms satisfactory to Parent acting reasonably.

Section 8.3

Additional Conditions Precedent to the Obligations of the Company

The obligations of the Company to complete the Transactions shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(1)

all covenants of Parent under this Agreement to be performed on or before the Effective Time shall have been performed by Parent in all material respects, and the Company shall have received a certificate of Parent addressed to the Company and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as at the Effective Date;

(2)

all representations and warranties of Parent under this Agreement shall have been true and correct on the date of this Agreement and as of the Effective Time as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date) and the Company shall have received a certificate of Parent addressed to the Company and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as at the Effective Date; and

(3)

Parent or Acquisition Sub shall have deposited with the Transfer Agent in escrow at or prior to the time of filing of the Articles of Arrangement the funds required to effect payment in full for all of the Shares to be acquired pursuant to the Arrangement and the Transfer Agent shall have confirmed to the Company receipt of these funds. The funds shall be held by the Transfer Agent in an escrow or restricted account agreement among Parent, Parents’ lead lenders, the Company and the Transfer Agent, reasonably satisfactory to all parties thereto, pursuant to which, among other things, the Transfer Agent shall be irrevocably instructed to release the funds (less any interest earned thereon) to the Transfer Agent, in its capacity as depositary, upon presentment by the Company to the Transfer Agent of a copy of the Certificate of Arrangement.

Section 8.4

Notice and Cure Provisions

(1)

Parent and the Company will give prompt notice to the other of the occurrence, or failure to occur, at any time during the Pre-Effective Period of any event or state of facts which occurrence or failure would, or would be likely to:

(a)

cause any of the representations or warranties of the other Party contained herein to be untrue or inaccurate on the date hereof or on the Effective Time such that the conditions set forth in Section 8.2 or Section 8.3, as applicable would not be satisfied as of the Effective Time; or

(b)

result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Time such that the conditions set forth in Section 8.2 or Section 8.3, as applicable would not be satisfied as of the Effective Time.

(2)

Neither Parent nor the Company may seek to rely upon any conditions precedent contained in Section 8.1, Section 8.2 or Section 8.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, Parent or the Company, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Parent or the

Company, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Company or Parent, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until the earlier of (i) the expiration of a period of 15 days from such notice, and (ii) the Outside Date. If such notice has been delivered prior to the date of the Meeting, such Meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a material adverse effect on the Party in breach, this Agreement may not be terminated as a result of the cured breach.

Section 8.5

Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Parent and the Company, a Certificate of Arrangement in respect of the Arrangement is issued by the Director.

ARTICLE 9
AMENDMENT AND TERMINATION

Section 9.1

Amendment

(1)

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may without further shareholder approvals, subject to applicable Laws and the Interim Order, without limitation:

(a)

change the time for performance of any of the obligations or acts of the Parties;

(b)

waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)

waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)

waive compliance with or modify any conditions precedent herein contained provided that any such change does not decrease or change the form of the consideration payable to the Shareholders.

(2)

Any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by the Parties hereto; provided, however, that a Party may in its discretion waive a condition herein which is solely for its benefit without the consent of the other Party, unless otherwise expressly provided herein. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

Section 9.2

Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and authorization of this Agreement by Shareholders:

(1)

by mutual written consent of Parent and the Company duly authorized by the boards of directors of Parent and the Company;

(2)

by either Parent or the Company if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(2) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(3)

by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(4)

by either Parent or the Company if the Arrangement Resolution shall have failed to receive the requisite vote for approval at the Meeting or at any adjournment or postponement thereof in accordance with the Interim Order;

(5)

by Parent if the Meeting has not occurred on or before July 15, 2007; provided, however, that the right to terminate this Agreement under this Section 9.2(5) shall not be available to Parent if failure by Parent or Acquisition Sub to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Meeting to occur on or before such date;

(6)

by Parent, if: (i) the Company Board withdraws, modifies, changes or qualifies, its approval or recommendation of this Agreement or the Transactions in any manner adverse to Parent or makes a public announcement to that effect; or (ii) the Company Board (or any committee thereof) recommends or approves, or publicly proposes to recommend or approve, an Acquisition Proposal or makes a public announcement to that effect;

(7)

by Parent, if the Company Board fails to publicly affirm its approval or recommendation of the Transactions within five business days of any written request to do so from Parent (or, in the event that the Meeting shall be scheduled to take place within such five business days, prior to the scheduled time of the Meeting) provided, however, that the written request is not provided during an Acquisition Proposal Assessment Period;

(8)

by the Company, if the Company publicly proposes to or does enter into a Proposed Agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.3(8), provided, however, that the Company has previously or concurrently will have paid to Parent the applicable Termination Fee and further provided that the Company is not in breach of any of its covenants, agreements or obligations in this Agreement in any material respects;

(9)

by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(1) or Section 8.2(2) not to be satisfied and (ii) is incapable of being cured or, if curable, is not cured in accordance with Section 8.4;

(10)

by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(1) or Section 8.3(2) not to be satisfied and (ii) is incapable of being cured or, if curable, is not cured in accordance with Section 8.4; or

(11)

by Parent if there shall have occurred any circumstance, fact, change, event or development that has resulted in a Material Adverse Effect.

If this Agreement is terminated in accordance with the foregoing provisions of this Section 9.2, no Party shall have any further liability to perform its obligations under this Agreement except as provided in Section 9.3 and as otherwise expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in this Section 9.2 shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Section 9.3

Termination Fees; Expenses

(1)

The Company shall pay the Termination Fee to Parent, by way of a wire transfer in immediately available funds to an account specified by Parent, if:

(a)

this Agreement is terminated in the circumstances set out in
Section 9.2(6), Section 9.2(7) or Section 9.2(8);

(b)

this Agreement is terminated by Parent pursuant to Section 9.2(9) as a result of the Company being in default of any of its obligations or covenants contained in 0; or

(c)

(i) prior to the Meeting, (A) an Acquisition Proposal shall have been publicly announced or any Person shall have publicly announced an intention to make an Acquisition Proposal or (B) a report under the early warning requirements (as defined in National Instrument 62 – 103 -- The Early Warning System and Related Take-Over Bid and Insider Reporting Issues of the Canadian securities administrators) in connection with the acquisition of any Shares of the Company, is filed by any Person (other than Parent or any of its Affiliates); (ii) this Agreement is terminated pursuant to Section 9.2(4); and (iii) at least a majority of the shares or other ownership, voting or equity interests of the Company or of the assets of the Company and its Subsidiaries taken as a whole shall have been acquired under by any Person within the six-month period following the date of termination of this Agreement (other than as a result of a rights offering made available to all Shareholders).

(2)

Such payment shall be due:

(a)

in the case of a termination specified in Section 9.3(1)(a) or
Section 9.3(1)(b), forthwith (and in any event within five business days) following the termination of this Agreement but prior to or concurrently with termination in the case of a termination pursuant to Section 9.2(8); and

(b)

in the case of the circumstances specified in Section 9.3(1)9c), within two business days following the execution by the Company of a binding agreement with respect thereto and if no such agreement is executed, prior to or concurrently with the consummation of the Acquisition Proposal.

(3)

The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds, the reasonable documented expenses of the Parent and its affiliates incurred in connection with the transactions contemplated hereby (other than any expenses related to a broker, finder or investment banker) not to exceed $1.5 million if:

(a)

this Agreement shall have been terminated pursuant to Section 9.2(4);

(b)

this Agreement shall have been terminated by Parent pursuant to Section 9.2(2), provided that the reason that the Effective Time did not occur prior to the Outside Date was the failure by the Company to complete the Transactions hereby when required to do so; or

(c)

this Agreement shall have been terminated by Parent pursuant to Section 9.2(9) other than as contemplated by Section 9.3(1)(b).

For greater certainty, if, after making any payment pursuant to this
Section 9.3(3), it is subsequently determined that Parent is entitled to the Termination Fee under Section 9.3(1), any such payment under this
Section 9.3(3) shall be treated as payment against the Termination Fee payable under Section 9.3(1) and not in lieu thereof.

(4)

In no event shall the Company be obligated to pay under this Section, in the aggregate, an amount in excess of the Termination Fee.

(5)

Acquisition Sub shall pay, or cause to be paid, to the Company, by way of a wire transfer in immediately available funds to an account specified by the Company, an amount equal to the Termination Fee if this Agreement shall have been terminated by the Company pursuant to Section 9.2(2) or
Section 9.2(10 , provided that in the case of termination pursuant to
Section 9.2(2) the reason that the Effective Time did not occur prior to the Outside Date was the failure by Parent to complete the Transactions hereby when required to do so. Such payment shall be made within two Business Days of any such termination.

(6)

The Parties acknowledge that all of the payments of amounts set out in this Section 9.3 represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which a Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Subject to Section 9.4, for greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to this Section 9.3 in the manner provided therein is the sole and exclusive remedy of the Party entitled to such payment in respect of the event giving rise to such payment. Other than amounts that may become payable pursuant to the Sponsor Guarantee, there shall be no liability of any shareholder, director, officer, employee, advisor or representative of Parent, Acquisition Sub or any affiliate thereof, whether to the Company or any other person (including any shareholder, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of Parent, Acquisition Sub or any affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby (including in connection with the Equity Funding Letter).

(7)

Any obligation to make a payment as a result of Section 9.3 shall survive the termination of this Agreement.

Section 9.4

Remedies.

(1)

The Company acknowledges that any failure by it to comply with the terms and conditions of this Agreement may give rise to irreparable injury to the other Parties hereto inadequately compensable in damages. Accordingly, in the event of a violation, contravention, breach or threatened breach of this Agreement by the Company, a non-breaching Party may, in addition to any other remedy available at law, enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security), and notwithstanding that damages may be readily quantifiable, each Party agrees not to plead sufficiency of damages as a defence in any proceeding.

(2)

The rights and remedies provided in this Agreement and the Confidentiality Agreement are cumulative and in addition to, and not in substitution for, any other rights and remedies. All such rights and remedies may be exercised from time to time, and as often and in such order as the party so exercising deems expedient.

ARTICLE 10
MISCELLANEOUS

Section 10.1

Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto other than the Confidentiality Agreement.

Section 10.2

Notices.

(1)

All notices, requests, demands or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and given by delivering it or sending it by facsimile or other similar means of recorded communication addressed as follows:

(i)

To Parent and the Acquisition Sub:

Tape Holdings Inc
c/o Littlejohn & Co., L.L.C.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Edmund Feeley

Facsimile: (203) 552-3550

with a copy to, which shall not constitute notice:

Osler, Hoskin & Harcourt LLP
1000 de La Gauchetière Street West
Suite 2100
Montréal, Québec, Canada H3B 4W5
Attention: Warren M. Katz

Facsimile: (514) 904-8198

and a copy to, which shall not constitute notice:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
47th Floor
New York, NY 10166-0193
USA
Attention: Sean P. Griffiths

Facsimile: (212) 351-5222

(ii)

To the Company:
Intertape Polymer Group Inc.
3647 Cortez Road West
Bradenton, Florida
34210-3016 USA
Attention: Michael L. Richards and H. Dale McSween

Facsimile: (941) 727-5358

with a copy to, which shall not constitute notice:

Stikeman Elliott LLP
1155 René-Lévesque Boulevard West
Suite 4000
Montréal, Québec, Canada H3B 3V2
Attention: Marc B. Barbeau and Anthony Penhale

Facsimile: (514) 397-3222

(2)

Any such communication shall be deemed to have been validly and effectively given if personally delivered or transmitted by facsimile or similar means of recorded communication, on the date of such delivery or transmission if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal Time) and otherwise on the next Business Day. A Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

Section 10.3

Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be deemed to constitute one and the same instrument.

Section 10.4

Expenses.

Except as otherwise expressly provided in this Agreement, each party will pay its own expenses in respect of the transactions contemplated by this Agreement. The Company represents and warrants that, except for TD Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Transactions. The Company has provided to Parent a correct and complete copy of all agreements between the Company and its financial advisors as are in existence at the date hereof. The Company covenants not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of Parent.

Section 10.5

Assignment.

Parent may designate the Acquisition Sub and may otherwise assign all or any part of its rights or obligations under this Agreement to any Affiliate, but no such assignment shall relieve Parent of its obligations hereunder. This Agreement shall not otherwise be assignable by a Party without the prior written consent of the other Party.

Section 10.6

Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under the Agreement.

Section 10.7

Choice of Law.

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Quebec.

Section 10.8

Attornment.

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Quebec for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Quebec and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 10.9

Language

The parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

[the remainder of this page was intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

TAPE HOLDINGS INC.
By:	(Signed) Edmund J. Feeley
Name: Edmund J. Feeley
Title:
4398009 CANADA INC.
By:	(Signed) Edmund J. Feeley
Name: Edmund J. Feeley
Title:
INTERTAPE POLYMER GROUP INC.
By:	(Signed) Michael L. Richards
Name: Michael L. Richards
Title: Chairman of the Board
By:	(Signed) H. Dale McSween
Name: H. Dale McSween
Title: Interim chief Executive officer

SCHEDULE “A”
ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act involving Intertape Polymer Group Inc. (the “Corporation”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Corporation accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Schedule “B” to the Agreement (the “Agreement”) made by and amongst Tape Holdings Inc., 4398009 Canada Inc. and the Corporation (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3.

The Agreement, the actions of the directors of the Corporation in approving the Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Agreement and any amendments thereto are hereby ratified and confirmed.

4.

Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice (Québec), the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the shareholders of the Corporation (i) to amend the Agreement or the Plan of Arrangement to the extent permitted by the Agreement, and (ii) subject to the terms of the Agreement, not to proceed with the Arrangement.

5.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the Act in accordance with the Agreement for filing.

6.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

SCHEDULE “B”
PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

[Refer to Appendix D of the Circular]

SCHEDULE “C”
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.

Organization. Each of the Company and its Subsidiaries has been duly incorporated or formed under applicable law, is validly existing under the laws of its jurisdiction of incorporation or formation, has all necessary corporate or legal power and authority to own its properties and assets and conduct its business. All of the outstanding shares of capital stock and other ownership interests of the Subsidiaries and, to the knowledge of the Company, any other significant ownership interests beneficially owned by the Company are, to the extent applicable, validly issued, fully paid and non-assessable and, except as set out in the Disclosure Letter: (i) except for Permitted Encumbrances, all such shares and other ownership interests owned directly or indirectly by the Company are owned free and clear of all Encumbrances, and (ii) there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of the Subsidiaries. The Company is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the articles and by-laws of the Company and the Subsidiaries have been delivered to Parent and the Company has not taken any action to amend or supersede such documents.

2.

Authority. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval of the Circular as required by applicable Laws). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting creditors’ rights generally and to general principles of equity, and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Except as set out in the Disclosure Letter, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and (subject to satisfying the conditions specified in Article 8 the completion of the Transactions and the transactions contemplated thereby, will not:

(a)

result in a violation or breach of, conflict with, require any consent to be obtained under or give rise to any termination rights or constitute a default under any provision of:

(i)

its or any Subsidiary’s certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other shareholders’ agreement with any party holding an ownership interest in any Subsidiary;

(ii)

any law, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries; or

(iii)

any Material Contract;

(b)

give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(c)

other than as disclosed in the Disclosure Letter, give rise to any rights of first refusal, trigger any change in control or influence provisions or any restriction or limitation under any Material Contract, or

(d)

result in the imposition of any Encumbrance upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Company or any Subsidiary to carry on the business of the Company or such Subsidiary as and where it is now being carried on;

except where any event described in Section 2(a), 2(b), 2(c) or 2(d) above would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent, restrict or delay the consummation of the Transactions to a date that is after the Outside Date.

3.

Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority which has not been received or made is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) satisfying the conditions specified in Article 8, (ii) obtaining the Regulatory Approvals, and (iii) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent, restrict or delay the consummation of the Transactions to a date that is after the Outside Date.

4.

Capital Structure.

(a)

The authorized capital of the Company consists of an unlimited number of Shares and of an unlimited number of preferred shares. As of the date hereof, 40,986,940 Shares are issued and outstanding.

(b)

A list of all outstanding Options and the number, exercise prices, dates of grants has been included in the Disclosure Letter. Except as disclosed in the Disclosure Letter, all Shares that may be issued pursuant to the exercise of outstanding Options will, when issued in accordance with the terms of the Options, be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares in the share capital of any of its Subsidiaries. No Subsidiary of the Company owns any Shares.

(c)

Except for the Options outstanding as of the date hereof, the Rights and the Rights Plan, there are no options, warrants, conversion privileges or other rights, plans, agreements, arrangements, obligations or commitments obligating the Company or any of its Subsidiaries to issue or sell any shares of any capital stock of the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares in the capital of the Company or any Subsidiary, nor, except as set out in the Disclosure Letter, are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any of its Subsidiaries. Other than under the Rights Plan, no Person is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries nor have any outstanding Shares been issued in violation of any such rights.

(d)

Except in respect of those corporations, partnerships and joint ventures disclosed in the Disclosure Letter (collectively, the “IPG Entities”), the Company does not hold, directly or indirectly, any equity interest in, or any options or rights to acquire an equity interest in, any material corporation or other material entity. None of the IPG Entities holds, directly or indirectly, an equity interest in, or any options or rights to acquire an equity interest in, any material corporation or other material entity.

5.

Subsidiaries. All Subsidiaries of the Company are listed in the Disclosure Letter. Except as disclosed in the Disclosure Letter, neither the Company nor any such Subsidiary has any ownership interest in any Person (other than shares in such Subsidiaries and any marketable securities of publicly listed companies which represent less than 5% of the outstanding shares of such companies). Each Subsidiary of the Company is duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Disclosure Letter, the Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Subsidiaries of the Company. All of the outstanding shares in the capital of each of the Subsidiaries of the Company are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Encumbrances except for Permitted Encumbrances; and (b) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the shares.

6.

Listing on Trading Markets. The Shares are listed and posted for trading on each of the Toronto Stock Exchange and the New York Stock Exchange.

7.

Shareholder and Similar Agreements. Other than the Options and the Rights Plan, true and complete copies of which have been provided to Parent, the Company is not party to any shareholder, pooling, voting trust or other similar agreement relating to any of the issued and outstanding shares of the Company or any of its Subsidiaries.

8.

Securities Laws. The Company is a “reporting issuer” or the equivalent under applicable Securities Laws and is not in default of any material requirements of any applicable Securities Laws, and no delisting, suspension of trading in or cease trading order with respect to the Shares or any other securities of the Company is pending or, to the knowledge of the Company, threatened.

9.

Filings/Compliance. All material documents required to be filed with the applicable Canadian Securities Regulators or the SEC have been filed. The Public Disclosure Record or information filed by the Company with the Canadian Securities Regulators or the SEC under applicable Securities Laws on a non-confidential basis, were, as of their respective dates, in compliance in all material respects with such applicable Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not filed any confidential material change report or other confidential report with any Canadian Securities Regulators or the SEC which at the date hereof remains confidential.

10.

Absence of Certain Changes or Events. Since December 31, 2006, except as set out in the Disclosure Letter or as has been disclosed in the Public Disclosure Record:

(a)

the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(b)

no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Material Adverse Effect has been incurred;

(c)

there has not been any event, circumstance or occurrence which constituted, or could reasonably be expected to give rise to, a Material Adverse Effect;

(d)

there has not been any change in the accounting practices of the Company and its Subsidiaries;

(e)

except for ordinary course increases consistent with past practice, there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Company or its Subsidiaries;

(f)

there has not been any redemption, repurchase or other acquisition of securities of the Company by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Shares;

(g)

there has not been a material change in the level of accounts receivable or payable, inventories or employees that is not consistent with the level of business, general economic conditions and past practice;

(h)

the Company has not entered into or amended any Material Contract other than in the ordinary course of business consistent with past practice;

(i)

neither the Company nor any of its Subsidiaries has entered into or modified any severance, termination or similar agreements or arrangements with any officer of the Company or member of the Board of Directors;

(j)

there has not been any satisfaction or settlement or any material claims or liabilities that were not reflected in the Company’s financial statements, other than the settlement of liabilities incurred in the ordinary course of business consistent with past practice;

(k)

there has not been any incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness other than incurrence of debt for working capital purposes under existing credit facilities in the ordinary course of business consistent with past practice; and

(l)

there has not been any loan advance, capital contribution or investments made by the Company or any Subsidiary in or to any Person (other than a wholly-owned Subsidiary of the Company).

11.

Financial Statements.

(a)

As at their respective dates, the audited and unaudited consolidated statements of income and retained earnings, the consolidated balance sheets and consolidated statements of cash flows of the Company together with the notes thereto included in the Public Disclosure Record were prepared in accordance with accounting principles generally accepted in Canada consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s auditors, or (ii) in the case of unaudited interim statements, which are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited financial statements) and fairly present, in all material respects, the consolidated financial condition of the Company at the respective dates indicated and the results of operations of the Company (on a consolidated basis) for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b)

Management of the Company has implemented disclosure controls and procedures designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to management of the Company by others within those entities, which disclosure controls and procedures are, given the size of the Company and the nature of its business, reasonably expected by management to be effective in alerting, on a timely basis, the Company’s Chairman and Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Public Disclosure Record. To the knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting that occurred within the three years preceding the date of this Agreement.

(c)

Since December 31, 2004:

(i)

neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices; and

(ii)

no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, material breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

12.

Third Party Guarantees. Except as disclosed in the Disclosure Letter, none of the Company nor any of its Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person other than the Company or any of its wholly-owned Subsidiaries, or any other commitment by which the Company or any of its Subsidiaries is or is contingently responsible for such indebtedness or other obligations.

13.

Litigation. Except as set out in the Disclosure Letter, (i) there is no suit, claim, action, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or affecting any of their properties or assets before any court or Governmental Authority or body, and the Company is not aware of any basis for any such claim, action, proceeding or investigation and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgement, decree or arbitration order or award, that, in any such case described in clauses (i) and (ii), has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or prevent, restrict or delay consummation of the Transactions contemplated by this Agreement or the Plan of Arrangement. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

14.

Title to Properties. The Company and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its respective properties and assets (excluding real property) in order to allow it to conduct, and continue to conduct, its business as currently conducted, except for such failures of title or failures to hold such leasehold interest as would not reasonably be expected to cause a Material Adverse Effect.

15.

Environmental.

Except as set out in the Disclosure Letter, each of the Company and the Subsidiaries, as it relates to their respective businesses, operations, and properties:

(a)

has obtained and currently holds all Permits (each, an “Environmental Permit”) which are required under applicable Environmental Laws to conduct their operations as presently conducted, except where the absence of same would not in the aggregate reasonably be expected to result in a Material Adverse Effect;

(b)

is and has been in compliance with all Environmental Laws and all terms and conditions of all Environmental Permits, except where the failure to be in compliance would not in the aggregate reasonably be expected to result in a Material Adverse Effect;

(c)

has not received any written order, request, subpoena, summons or notice from any Person alleging a violation of any Environmental Laws or Environmental Permits or any environmental liability relating to the Company or the Subsidiaries, except where any such order, request, subpoena, summons or notice would not in the aggregate reasonably be expected to result in a Material Adverse Effect;

(d)

has no Releases or Hazardous Materials on, at, in, under, above, to, from or about any of the facilities or real property (i) currently owned, operated or leased by the Company or the Subsidiaries, or (ii) to the knowledge of the Company, formerly owned, operated or leased by the Company or the Subsidiaries while owned, operated or leased by the Company or the Subsidiaries, except where any such Releases would not, whether singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(e)

have delivered to Parent all material environmental documents, studies and reports (including, without limitation, Phase I and Phase II investigation reports) in its possession relating to: (i) any facilities or real property owned, operated or leased by the Company or the Subsidiaries; or (ii) any environmental liability of the Company or the Subsidiaries or any of their predecessors in interest;

(f)

have no underground storage tanks, active or abandoned, at any property now or to the knowledge of the Company or the Subsidiaries previously owned, operated or leased by the Company or the Subsidiaries which the Company or any of the Subsidiaries is required to investigate, retrofit, abate, remediate or remove under Environmental Law, except as would not in the aggregate reasonably be expected to result in a Material Adverse Effect;

(g)

except as would not in the aggregate reasonably be expected to result in a Material Adverse Effect, have never manufactured, produced, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos and have not been the subject of any claims or litigation arising out the alleged exposure to asbestos or asbestos-containing material;

(h)

except as would not in the aggregate reasonably be expected to result in a Material Adverse Effect, have no present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company and the Subsidiaries that violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, notice, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the Remediation, management or Release of any Hazardous Substance; and

(i)

to the knowledge of the Company, has no obligation under Environmental Laws that will require future compliance costs on the part of the Company in excess of $500,000 above costs currently expended in the ordinary course of business.

16.

Tax Matters.

(a)

The Company and its Subsidiaries have timely filed all Returns required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations, except where the failure to file does not, individually or in the aggregate, result in a Material Adverse Effect. All such Returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such Returns by applicable Tax laws, except to the extent that any inaccuracies in filed Returns do not, individually or in the aggregate, result in a Material Adverse Effect.

(b)

The Company and its Subsidiaries have timely paid all Taxes, including all instalments on account of Taxes for the current year, attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed or are shown or required to be shown on a Return, except to the extent that failure to pay does not, individually or in the aggregate, result in a Material Adverse Effect.

The Company has made available to Parent complete and accurate copies of all United States federal and Canadian federal and provincial and foreign income tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries in respect of the Company and its Subsidiaries, the years ended December 31, 2004 to December 31, 2006, in each case such returns being applicable only to Subsidiaries for the periods of ownership by the Company. The Company and each of the Subsidiaries have not received any refund of Taxes to which they were not entitled to.

(c)

No claim has been made by any Government Authority in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(d)

There are no liens (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e)

Except as disclosed in the Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations, deficiencies, claims or other proceedings relating to Taxes of the Company or any of its Subsidiaries or any matters under discussion, audit or appeal with any Governmental Authorities relating to Taxes asserted by any such authority.

(f)

The Company and its Subsidiaries have made adequate provisions in accordance with Canadian generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the Public Disclosure Record for the payment of all Taxes for which the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. None of the Company nor its Subsidiaries is liable for Taxes in respect of the period after the date of such consolidated financial statements other than in respect of Taxes arising in the ordinary course of business or Taxes that do not, individually and in the aggregate, result in a Material Adverse Effect.

(g)

There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Return of the Company or any of its Subsidiaries, including any waiver or other arrangement providing for an extension of time with respect to the filing of any such Return, the payment of any Tax or the issuance of an assessment or reassessment.

(h)

Except where the failure to do so would not have a Material Adverse Effect, the Company and each of its Subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Tax authority when required by Law to do so, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(i)

Each of the Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)

Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign law).

(k)

Neither the Company nor any of its Subsidiaries has been a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(1)(A)(ii).

(l)

There are no current Code Section 382 limitations on the US Net Operating Losses, except as set out in the Disclosure Letter.

(m)

The Company or its Subsidiaries have disclosed on their US federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)

Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement.

(o)

Neither the Company nor any of its Subsidiaries has been a member of a any other consolidated group or has any liability for Tax of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision under state, local, or foreign law), as transferee or successor, by contract or otherwise.

(p)

There are no deferred intercompany gains or excess loss accounts with the US Tax group.

(q)

Neither the Company nor any of its Subsidiaries has engaged in any Reportable Transactions within the meaning of the Code Section 6011, the regulations thereunder any any other IRS pronouncements.

(r)

The Buyer may choose to make a Code Section 338(g) election with respect to the Company or any or all of its Subsidiaries in its sole discretion.

17.

Pension and Termination Benefits.

(a)

True and complete copies of all the Benefit Plans of the Company and its Subsidiaries and material related documents, and all amendments thereto, have been made available to Parent.

(b)

Except where failure to do so would not result in a Material Adverse Effect, the Company (or the applicable Subsidiary) has administered each Benefit Plan in all material respects in accordance with the terms thereof and all applicable Laws and all contributions, premiums and payments required to be made under the terms of any Benefit Plan have been made.

(c)

Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter from the United States Internal Revenue Service, and the Company is not aware of any circumstances reasonably likely to adversely affect the qualified status of such plan.

(d)

The Company (or the applicable Subsidiary) has made all contributions and paid all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable Laws except where failure to do so would not have a Material Adverse Effect.

(e)

Other than routine claims for benefits, no Benefit Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person and the Company has no knowledge of any default or violation by any other Person in relation to obligations under any Benefit Plan.

(f)

Except as disclosed in the Disclosure Letter, no Benefit Plan is subject to ERISA or is a Pension Plan, a Multiemployer Plan or a Canadian Pension Plan.

(g)

Except as disclosed in the Disclosure Letter, no Benefit Plan provides post-employment medical or other welfare benefits except as required by Section 4980B of the Code or provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(h)

Except as disclosed in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either standing alone or in combination with any subsequent event, will: (i) entitle any current or former employee of the Company to severance pay, indemnity in lieu of notice of termination or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(i)

The Company and all of its Subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan. Except as disclosed in the Disclosure Letter, none of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the Transactions.

(j)

Except as disclosed in the Disclosure Letter, there are no entities other than the Company or any of its Subsidiaries participating in any Benefit Plan.

18.

Employment Relations.

(a)

The Company and each of its Subsidiaries:

(i)

except as disclosed in the Disclosure Letter, is (and, in the past three years, has been) in compliance with all applicable Laws respecting employment, employment practices, labour, terms and conditions of employment and wages and hours; and

(ii)

has withheld all amounts required by applicable law or by agreement to be withheld from the wages, salaries and other payments to its employees,

except, in each case, for instances which do not, individually or in the aggregate, result in a Material Adverse Effect.

(b)

Except as set out in the Public Disclosure Record or in the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements in effect and, to the knowledge of the Company, no union organization activities, certification efforts or proceedings or membership drives are in process or underway involving the Company or its Subsidiaries nor, to the knowledge of the Company, have there been any such activities, efforts, proceedings or membership drives in the past three years.

(c)

Except as set out in the Public Disclosure Record or in the Disclosure Letter, no work stoppage or labour strike against the Company or any if its Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the knowledge of the Company, threatened with any labour dispute or litigation relating to labour matters, including violation of any federal, provincial, state or local labour, safety or employment Laws (domestic or foreign), charges of unfair labour practices or discrimination complaints, which if determined adversely to the Company would have a Material Adverse Effect.

(d)

Except as disclosed in the Public Disclosure Record or the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any employment contract providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment. Except as disclosed in the Public Disclosure Record or the Disclosure Letter, to the knowledge of the Company, no executive employed by the Company or any of the Subsidiaries has any plans to terminate his or her employment.

(e)

Except as disclosed in the Public Disclosure Record or the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors except where such claim or litigation would not, individually or in the aggregate, reasonably be expected to have, or have, a Material Adverse Effect.

(f)

Except as disclosed in the Public Disclosure Record or the Disclosure Letter, the Company and its Subsidiaries have operated in accordance with all applicable Laws with respect to occupational health and safety, employment equity, pay equity, Workers’ Compensation Legislation, human rights and privacy and there are no current, pending, or to the knowledge of the Company, threatened claims or proceedings before any Governmental Authority with respect to any such Laws, except where the failure to so operate would not have a Material Adverse Effect.

(g)

Except as disclosed in the Public Disclosure Record or the Disclosure Letter, all current assessments under Workers Compensation Legislation in relation to the Company or any of its Subsidiaries and all of their respective contractors and subcontractors, where required, have been paid or accrued and none of the Company or any of its Subsidiaries has been or is subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit.

(h)

The Disclosure Letter lists all individuals and corporations that have entered into new or amended services agreements relating to the provision of management services to the Company and its Subsidiaries, or employment agreements with the Company or its Subsidiaries, in each case, in connection with the transactions contemplated hereunder, true and complete copies of which have been delivered to Parent.

19.

Restrictions on Business Activities. Except as set out in the Disclosure Letter, there is no agreement, judgement, injunction, order or decree or Law binding upon the Company, or any Subsidiary of the Company that purports to have, has or could reasonably be expected to have or (including following the transactions contemplated by this Agreement), the effect of prohibiting, restricting or impairing: (a) any business practice of the Company or any Subsidiary of the Company; (b) any acquisition of any business or property by the Company or any Subsidiary of the Company; (c) the ability of the Company or its Subsidiaries to solicit or engage any customers, suppliers or employees; (d) the nature of the business which may be conducted by the Company or any Subsidiary of the Company or the manner or geographic area in which all or a material portion of the business of the Company or any Subsidiary of the Company may be conducted by the Company or any Subsidiary of the Company.

20.

Related Party Transactions. Except as disclosed in the Disclosure Letter, and except for payment of compensation in the ordinary course to directors and officers of the Company and its Subsidiaries, since December 31, 2004, there have not been any, and there are no current contracts, commitments, agreements, arrangements or other transactions other than ordinary course transactions in an amount not exceeding $1,000,000 in the aggregate with any one person (“Related Party Transactions”) between: (a) the Company or any of its Subsidiaries on the one hand; and (b) any officer or director of the Company or any of its Subsidiaries, any holder of record, or to the Company’s knowledge, beneficial owner of 10% or more of Shares, or any Affiliate, or any Associate of any officer, director or such a holder, on the other hand. Since December 31, 2005, there has been no claim, and there is not presently outstanding any claim by any past or present holder of securities against the Company, or any past or present directors of the Company in connection with any Related Party Transactions and to the actual knowledge of the Company without enquiry, there are no facts which would substantiate any such claims.

21.

Insurance.

(a)

Summaries of all material policies of insurance in force as of the date hereof naming the Company or any of its Subsidiaries as an insured have been provided in the Data Room; all such policies were true and accurate as at April 1, 2007; and since April 1, 2007, except as disclosed in the Disclosure Letter, no changes have been made to such policies that, individually or in the aggregate, would have a Material Adverse Effect. All premiums payable prior to the date hereof under material policies of insurance naming the Company or any of its Subsidiaries as an insured have been paid and neither the Company nor any of its Subsidiaries has failed to make a material claim thereunder on a timely basis except where such failure would not, individually or in the aggregate, reasonably be expected to have, or have, a Material Adverse Effect.

(b)

Each of such material policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company during the Pre-Effective Date Period. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or any Subsidiary of the Company with respect to any such policy.

22.

Material Agreements.

(a)

All contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (whether written or oral), other than contracts, licences, leases, agreements, commitments, entitlements or engagements required to be disclosed in the Disclosure Letter under Section 17, 18 or 20 of this Schedule “C” and other than material policies of insurance in respect of which summaries were disclosed in the Data Room:

(i)

which involve aggregate future payments by or to any of them in excess of $500,000 in any 12-month period or which extend for a period of more than two years and are not terminable without penalty of less than $100,000;

(ii)

with any Governmental Authority (including licences), which, if expires or is terminated, would result in a reduction in revenue to the Company and its Subsidiaries of more than $1 million;

(iii)

which, if terminated without the consent of the Company or any of the Subsidiaries, would have, or reasonably be expected to have, a Material Adverse Effect;

(iv)

entered into since December 31, 2006, for the sale of securities or assets of the Company or any of its Subsidiaries, or for the acquisition of securities, assets or businesses of others (by merger, amalgamation, reorganization, arrangement or otherwise) and related agreements (in each case other than contracts entered into in the ordinary and regular course of business) or for the grant to any person of any preferential rights to purchase any of its assets;

(v)

licences to or from any third parties of any Intellectual Property that is material to the businesses of the Company and its Subsidiaries, other than off-the shelf (shrink wrap) software or broadly marketed branded software licenced by the Company or its Subsidiaries;

(vi)

which are indentures, credit agreements, security agreements, mortgages, hypothecs, guarantees, promissory notes and other contracts relating to the borrowing of money;

(vii)

which provides for payments to or by any person or entity based on sales, purchases or profits, other than direct payment for goods and other than customary “percentage rent” provisions contained in Leases;

(viii)

which create or potentially give rise to a monetary Encumbrance on any Owned Real Property in Excess of $1,000,000; and

(ix)

which are otherwise material to the Company on a consolidated basis and outside the ordinary and regular course of business; (collectively, “Material Contracts”)

are listed in the Disclosure Letter.

(b)

Each of the Material Contracts is in full force and effect, is valid, binding and enforceable against the parties thereto, and has not been modified by any agreement (written or oral), has not been assigned, transferred or hypothecated, nor has any notice of termination been given thereunder. Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, constitute a material default thereunder. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Material Contract by any other party thereto, except where any such violation or default would not, individually or in the aggregate, constitute a material default thereunder. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Material Contracts through the Data Room, including all amendments and modifications thereto, whether or not entered into in the ordinary course of business.

23.

Compliance with Applicable Laws. Except as disclosed in the Public Disclosure Record or in the Disclosure Letter, the Company and its Subsidiaries are and have been in material compliance with all applicable Laws, except for non-compliance which would not reasonably be expected to result in, in the aggregate, a Material Adverse Effect.

24.

Licences. The Company and its Subsidiaries hold all licences, permits, consents, authorizations and registrations (collectively “Permits”) necessary to own their assets and to conduct their businesses as currently conducted, the absence of which would result in a Material Adverse Effect, and each of them has complied with and is in compliance with each Permit, except where the failure to so comply, individually or in the aggregate, would not result in a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Permits, or of any intention of any Governmental Entity to revoke or refuse to renew any of such Permits except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect and, to the knowledge of the Company, all such Permits shall continue to be effective immediately following the consummation of the Transactions in order for the Company and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted, except where the failure to maintain such effectiveness would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

25.

Written Opinions of Financial Advisors. The Company has received a fairness opinion from its financial advisor, TD Securities Inc., acting for the Company (a true, correct and complete copy of which will be delivered to Parent by the Company when reduced to writing), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the consideration to be received by the Shareholders under the Transactions, is fair, from a financial point of view, to such holders (other than the Acquisition Sub or its affiliates), a copy of which the Company shall use its commercially reasonable efforts to cause it to be provided in the Circular.

26.

U.S. Securities Laws. The Company is a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act. The Company is not an investment company registered or required to be registered under the United States Investment Company Act of 1940. To the knowledge of the Company, after due enquiry, as of the date hereof, less than 40% of the Shares are held by U.S. holders within the meaning of Rule 14d-1 under the Exchange Act.

27.

Intellectual Property.

(a)

Except as disclosed in the Disclosure Letter, each of the Company and its Subsidiaries owns or has valid and legal rights to use, all Intellectual Property used in or necessary to continue to conduct its business as currently conducted, or as currently proposed to be conducted by it (the “Company Intellectual Property”). Except as disclosed in the Disclosure Letter, each ach of the Company and the Subsidiaries, to the knowledge of the Company, conducts its business and affairs, including use of the Company Intellectual Property, without infringing, misappropriating, diluting or otherwise interfering with any intellectual property of any other Person. Other than as disclosed in the Disclosure Letter, as of the date hereof, the Company is not aware of any known material infringement claim by any other Person with respect to any of the Company Intellectual Property which, if determined adversely to the Company, would have a Material Adverse Effect, nor, to the knowledge of the Company, is there a reasonable basis for any such claim. To the knowledge of the Company, no other Person is infringing, misappropriating, diluting or otherwise interfering with any Company Intellectual Property. The Company and its Subsidiaries have taken all reasonable steps in accordance with standard industry practices to protect their rights in the Company Intellectual Property and to maintain the confidentiality of all information of the Company that derives economic value from not generally being known to other person who can obtain economic value from its disclosure or use. No loss or expiration of any Company Intellectual Property that is material to the business is pending or reasonably foreseeable or, to the knowledge of the Company, threatened.

(b)

All Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable, excluding any Company Registered IP, the invalidity and unenforceability of which could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

28.

Books and Records.

(a)

The corporate records and minute books of the Company and its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects and the minute books of the Company and its Subsidiaries are complete and accurate in all material respects.

(b)

Financial books and records and accounts of the Company and its Subsidiaries in all material respects:

(i)

have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)

are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries; and

(iii)

in the case of the Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the basis for the Company’s consolidated financial statements.

29.

No Undisclosed Material Liabilities. The Company and its Subsidiaries, considered on a consolidated basis, do not have any liabilities or obligations of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a consolidated balance sheet of the Company under accounting principles generally accepted in Canada, except: (i) as reflected or reserved against or disclosed in the Audited Statements; or (ii) liabilities incurred since September 30, 2006 that have not resulted in and are not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

30.

Real Property.

(a)

A complete list of real property owned by the Company or any of the Subsidiaries (the “Owned Real Property”) was set forth in the documents made available to Parent or Parent’s representative on or before the date hereof in the Data Room.

(b)

Owned Real Property is held by the Company or a Subsidiary with good and marketable title, free and clear of all Encumbrances except:

(i)

intercompany agreements;

(ii)

easements, covenants, rights-of-way and other similar restrictions of record;

(iii)

zoning, building and other similar restrictions (but excluding any violations thereof);

(iv)

encumbrances that have been placed of record by any developer, landlord or other third party on property over which the Company or any of its Subsidiaries has easement rights and subordination and other similar agreements related thereto;

(v)

unrecorded easements, covenants, rights-of-way, encroachments or minor imperfection of title which do not individually or in the aggregate materially detract from the value of or impair the use or marketability of any Owned Real Property;

(vi)

Encumbrances described in the Disclosure Letter;

in each case, which are not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect (collectively, the “Permitted Encumbrances”).

(c)

There are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any person the right to use or occupy the Owned Real Property except as set forth in the Disclosure Letter. There are no outstanding options, right of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. The Company has previously made available to Parent a true, correct and complete copy of each title insurance policy, title opinion, survey and appraisal relating to the Owned Real Property which is in its possession or under its control, without any representation or warranty as to the specific matters set forth therein.

(d)

The Company has made available to Parent or Parent’s representative on or before the date hereof in the materials posted in the Data Room true, correct and complete copies of all leases and subleases (as amended to date) and other material agreements for occupancy, including all amendments, extensions, offers and other modifications thereto as of the date of this Agreement with respect to each real property leased or licensed to the Company or any Subsidiary (collectively, the “Real Property Leases”).

(e)

Each Real Property Lease is binding and enforceable, and in full force and effect, provided that enforcement may be limited by:

(i)

bankruptcy, insolvency and other similar Laws of general application affecting the enforcement of creditors’ rights generally; and

(ii)

specific performance, injunctive relief and other equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(f)

There does not exist under any Real Property Lease any event of default or event or condition that, after notice or lapse of time or both, would constitute a material default, violation, breach or event of default thereunder on the part of (A) the Company or any of its Subsidiaries or, (B) to the knowledge of the Company, the landlord under any such Real Property Leases or that, to the knowledge of the Company, would give rise to any right of termination or cause any acceleration of obligations thereunder to the extent that such default, violation, breach or event of default would reasonably be expected to cause a Material Adverse Effect.

(g)

Except as set out in the Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, subleased, deeded in trust or encumbered any of its interest in any of the Owned Real Property or in any of the Real Property Leases.

(h)

The Owned Real Property and the Leased Real Property constitute all of the Real Property used by the Company and its Subsidiaries in the conduct of their respective businesses and the purpose for which each Real Property is used is, in all material respects, in compliance with zoning and local use requirements.

31.

Relationships with Licensees, Customers, Suppliers, Distributors and Sales Representatives. Neither the Company nor any of its Subsidiaries has received any written notice that any licensee, franchisee, customer, supplier, distributor or sales representative intends to cancel, terminate, renegotiate or otherwise modify or not renew its relationship with the Company or any Subsidiary of the Company, and, to the knowledge of the Company, no such action has been threatened, which in either case individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

32.

Product Recalls. The Company is not aware of any facts, events or circumstances which reasonably could be expected to result in a product recall relating to products sold by the Company or any of its Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary, which recall would reasonably be expected to have, or have, a Material Adverse Effect.

33.

Fees. Except for the fees of the financial advisor to the Company up to the maximum disclosed in the Disclosure Letter, the Company and its Subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the Arrangement and except as set out in the Disclosure Letter, other than the Applicable Premium set forth in the Notes and customary breakage costs set for the in the Credit Agreement, there are no fees or premiums payable in connection with the payoff of indebtedness under the Notes or Credit Agreement.

SCHEDULE “D”
REPRESENTATIONS AND WARRANTIES OF PARENT
AND ACQUISITION SUB

1.

Organization of Parent and Acquisition Sub. Parent has been duly incorporated and organized and is existing as a corporation under the laws of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Acquisition Sub has been duly incorporated and organized and is existing as a corporation under the laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted. All of the outstanding shares of Acquisition Sub are held directly or indirectly by Parent.

2.

Authority. Each of Parent and Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and constitutes a valid and binding obligation of each of them, enforceable by the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and to general principles of equity.

3.

Financing; Sponsor Guarantee. Concurrently with the execution and delivery hereof, Parent has delivered to the Company copies of (i) an executed letter pursuant to which Parent has agreed to provide Acquisition Sub cash equity financing in the aggregate amount of up to $137 million (the “Equity Funding Letter”), (ii) an executed commitment letter (the “Commitment Letter”) from a lender ( the “Lender”), pursuant to which the Lender has committed to provide Acquisition Sub and certain existing or future subsidiaries of Acquisition Sub with financing in an aggregate amount of $400 million (such financing or any alternative financing in the same amount, the “Debt Financing”), and (iii) an executed limited guarantee by Parent of Acquisition Sub’s obligations hereunder (the “Sponsor Guarantee”). The Equity Funding Letter and the Sponsor Guarantee, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and, solely in the case of the Sponsor Guarantee, enforceable by the Company in accordance with its terms, and is in full force and effect as of the date hereof. On the Effective Date, Acquisition Sub shall have fully paid any and all commitment fees or other fees required by the Commitment Letter or as otherwise required pursuant to the Debt Financing that have come due. As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Acquisition Sub, and to the knowledge of Parent or Acquisition Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Acquisition Sub under the Equity Funding Letter, the Commitment Letter or the Sponsor Guarantee. Acquisition Sub has no reason to believe (i) that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter, or (ii) that the financing contemplated by the Equity Funding Letter and the Debt Financing will not be made available to Acquisition Sub. Acquisition Sub shall have at the Closing Date and at the Effective Time proceeds in connection with equity financing as contemplated by the Equity Funding Letter and the Debt Financing sufficient to consummate the Arrangement and the transactions contemplated thereby upon the terms contemplated by this Agreement.

4.

Share Ownership. None of the Acquisition Sub or its Affiliates beneficially owns any Shares.

5.

No Violations.

(a)

None of the execution and delivery of this Agreement by Parent or the Acquisition Sub, the consummation by it or the Acquisition Sub of the transactions contemplated hereby nor compliance by it or the Acquisition Sub with any of the provisions hereof will:

(i)

violate, conflict with, or result in a breach of any provision of, require any consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of:

(A)

the constating documents of Parent or the Acquisition Sub; or

(B)

any material contract to which Parent or the Acquisition Sub or any of Parent’s Subsidiaries is a party; or

(ii)

violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to Parent or the Acquisition Sub or any of Parent’s Subsidiaries.

(b)

Other than in connection with or in compliance with the provisions of applicable Securities Laws, the policies of the Exchanges, the Regulatory Approvals or as otherwise contemplated herein: (i) there is no legal impediment to the Acquisition Sub’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration by Parent or the Acquisition Sub with, or authorization, consent or approval of, any domestic or foreign public body or authority need be obtained by Parent or the Acquisition Sub in connection with the Transactions.

6.

Litigation. There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to the knowledge of Parent, threatened against Parent or the Acquisition Sub, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

ORLDOCS 10936064 1

B-92